Exhibit 20

March 21, 2005

To the Stockholders of

    TORCHMARK CORPORATION:

Torchmark’s 2005 annual meeting of stockholders will be held at the Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, Texas 75034 at 10:00 a.m., Central Daylight Time, on Thursday, April 28, 2005. The meeting will be conducted using Robert’s Rules of Order and the Company’s Shareholder Rights Policy. This policy is posted on Torchmark’s web site at http://www.torchmarkcorp.com or you may obtain a printed copy by writing to the Corporate Secretary at the Company’s principal executive offices, 2001 Third Ave South, Birmingham, Alabama 35233.

The accompanying notice and proxy statement discuss proposals which will be submitted to a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy or vote over the telephone or on the Internet. If you attend the meeting, you may withdraw your proxy and vote your stock in person if you desire to do so.

We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company during 2004.

Sincerely,

C.B. Hudson

Chairman & Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be held April 28, 2005

To the Holders of Common Stock of

TORCHMARK CORPORATION

The annual meeting of stockholders of Torchmark Corporation will be held at the Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, TX 75034 on Thursday, April 28, 2005 at 10:00 a.m., Central Daylight Time. The meeting will be conducted in accordance with Robert’s Rules of Order and the Company’s Shareholders Rights Policy. You will be asked to:

(1)  Elect the nominees shown in the proxy statement as directors to serve for their designated terms or until their successors have been duly elected and qualified.

(2)  Consider ratification of the appointment of Deloitte & Touche LLP as independent auditors.

(3)  Approve the Torchmark Corporation 2005 Non-Employee Director Incentive Plan.

(4)  Approve the Torchmark Corporation 2005 Incentive Plan.

(5)  Consider a shareholder proposal regarding diversity of the Board of Directors.

(6)  Transact any other business that properly comes before the meeting.

These matters are more fully discussed in the accompanying proxy statement.

The close of business on Friday, March 4, 2005 is the date for determining stockholders who are entitled to notice of and to vote at the annual meeting. You are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope, whether or not you expect to attend the annual meeting in person. You may also choose to vote your shares over the telephone or on the Internet. You may revoke your proxy at any time before it is voted at the meeting.

The annual meeting may be adjourned from time to time without further notice other than by an announcement at the meeting or at any adjournment. Any business described in this notice may be transacted at any adjourned meeting.

By Order of the Board of Directors

Carol A. McCoy

Vice President, Associate Counsel & Secretary

Birmingham, Alabama

March 21, 2005

PROXY STATEMENT

Solicitation of Proxies

The Board of Directors of Torchmark Corporation solicits your proxy for use at the 2005 annual meeting of stockholders and at any adjournment of the meeting. The annual meeting will be held at the Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, TX 75034 at 10:00 a.m., Central Daylight Time on Thursday, April 28, 2005. C.B. Hudson and Larry M. Hutchison are named as proxies on the proxy/direction card. They have been designated as directors’ proxies by the Board of Directors.

If the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, your shares will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card. If proxies are executed and returned which do not specify a vote on the proposals considered, those proxies will be voted FOR proposals 1, 2, 3 and 4 and AGAINST proposal 5. You have the right to revoke your proxy by giving written notice of revocation addressed to the Secretary of the Company at the address shown above at any time before the proxy is voted.

The card is considered to be voting instructions furnished to the respective trustees of each of the Torchmark Corporation Savings and Investment Plan, the Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan, the Liberty National Life Insurance Company 401(k) Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual’s accounts under these plans. If the account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all their shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of any plan in which shares are allocated to the participant’s individual account will vote those shares in the same proportion as the total shares in that plan for which directions have been received.

A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote. Abstentions have the same legal effect as a vote against a matter presented at the meeting. Any shares for which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will not be considered in the tabulation of the votes.

Record Date and Voting Stock

Each stockholder of record at the close of business on March 4, 2005 is entitled to one vote for each share of common stock held on that date upon each proposal to be voted on by the stockholders at the meeting. At the close of business on March 4, 2005, there were 105,662,327 shares of common capital stock of the Company outstanding (not including 4,321,331 shares held by the Company which are non-voting while so held). There is no cumulative voting of the common stock.

Principal Stockholders

The following table lists all persons known to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of December 31, 2004, as indicated from Schedule 13G filings with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
26, rue Drouot
75009 Paris, France

AXA
25, avenue Matignon
75008 Paris, France

AXA Financial, Inc.	10,133,650(1)	9.	4%
1290 Avenue of The Americas
New York, NY 10104

Dodge & Cox	9,508,534(2)	8.8%
One Sansome Street, 35th Floor
San Francisco, CA 94104

(1)	AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, French companies (collectively, the “Mutuelles AXA”), acting as a parent holding company, and AXA, a French company, as a parent holding company, hold no shares of Torchmark stock directly and the Mutuelles AXA and AXA have disclaimed beneficial ownership of such stock. All stock reported is owned either by AXA entities, AXA Rosenberg Investment Management LLC, solely for investment purposes, 18,840 shares (sole power to vote 2,740 shares and sole power to dispose of 18,840 shares), AXA Investment Managers Paris (France), solely for investment purposes, 2,827 shares (sole power to vote and sole power to dispose of 2,827 shares) and AXA Konzern AG (Germany), solely for investment purposes, 13,400 shares (sole power to vote and sole power to dispose of 13,400 shares) or by subsidiaries of AXA Financial, Inc. (a Delaware corporation), Alliance Capital Management L.P., solely for investment purposes on behalf of client discretionary investment advisory accounts, 10,075,562 shares (sole power to vote 3,728,087 shares, shared power to vote 975,343 shares and sole power to dispose of 10,075,562 shares), Boston Advisors, Inc., solely for investment purposes on behalf of client discretionary investment advisory accounts, 20,575 shares (sole power to dispose of 20,575 shares) and AXA Equitable Life Insurance Company, solely for investment purposes, 2,446 shares (sole power to dispose of 2,466 shares and sole power to vote 2,150 shares).
(2)	Stock reported as owned is beneficially owned by clients of Dodge & Cox, a California corporation, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox has sole power to vote 9,039,134 shares, shared power to vote 98,800 shares and sole power to dispose of 9,508,534 shares.

PROPOSAL NUMBER 1

Election of Directors

The Company’s By-laws provide that there will be not less than seven nor more than fifteen directors with the exact number to be fixed by the Board of Directors. The number of directors was fixed at eleven persons upon the April 2004 retirement of a director but was increased by the Board in October 2004 and Sam R. Perry was elected to fill the newly created directorship serving until the 2005 Annual Meeting of Shareholders. In February 2005, the Board reduced the number of directors to ten persons effective upon the retirements of Messrs. Richey and Records discussed below.

The Board of Directors proposes the election of Mark S. McAndrew, Sam R. Perry and Lamar C. Smith as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2008 or until their successors are elected and qualified. Messrs. McAndrew, Perry and Smith’s current terms expire in 2005. R. K. Richey reached the retirement age for non-officer directors and will retire from the Board as of the April 28, 2005 annual meeting of shareholders. The current term of George J. Records will expire at the April 28, 2005 Annual Meeting of Shareholders and in February 2005, Mr. Records formally notified the Company that he would retire from the Board upon the expiration of his current term. Mr. Records retires from the Board with no disagreements with the Board or Company management. The term of office of the other seven directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below or until their successors are elected and qualified.

Current Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 78th birthday. Directors who are employee officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that these directors may be elected to a series of additional three year terms not to continue beyond the annual meeting of stockholders following the director’s 78th birthday.

If any of the nominees becomes unavailable for election, the directors’ proxies will vote for the election of any other person recommended by the Board of Directors unless the Board reduces the number of directors.

The Board recommends that the stockholders vote FOR the nominees.

Profiles of Directors and Nominees(1)

Charles E. Adair (age 57) has been a director since April, 2003. His term expires in 2007. He is also a director of Performance Food Group, Inc., Tech Data Corporation, and PSS World Medical, Inc. Principal Occupation: Partner, Cordova Ventures, Montgomery, Alabama, a venture capital management company since December, 1993.

David L. Boren (age 64) has been a director of the Company since April, 1996. His term expires in 2006. He is also a director of AMR Corporation and Texas Instruments, Inc. Principal occupation: President of The University of Oklahoma, Norman, Oklahoma since November, 1994.

Joseph M. Farley (age 77) has been a director of the Company since 1980. His term expires in 2007. Principal occupation: Of Counsel at Balch & Bingham LLP, Attorneys and Counselors, Birmingham, Alabama since November, 1992.

C. B. Hudson (age 59) has been a director since 1986. His term expires in 2007. Principal occupation: Chairman and Chief Executive Officer of the Company since March, 1998. (President of the Company, March, 1998-April, 2001; Chairman of Insurance Operations of the Company January, 1993-March, 1998; Chairman of Liberty, United American and Globe October, 1991-September, 1999 and Chief Executive Officer of Liberty December, 1989-September, 1999, of United American November, 1982-September, 1999 and of Globe February, 1986-September, 1999).

Joseph L. Lanier, Jr. (age 73) has been a director of the Company since 1980. His term expires in 2007. He is also a director of Dan River Incorporated, Flowers Foods and Dimon Inc. Principal occupation: Chairman of the Board of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November 1989. (Chief Executive Officer of Dan River Incorporated November 1989-February 2005).

Mark S. McAndrew (age 51) has been a director of the Company since July, 1998. Principal occupation: Chairman of Insurance Operations of the Company since February, 2003; Chief Executive Officer of Globe since September, 1999; President of Globe since October, 1991 (Executive Vice President of the Company, September, 1999-February, 2003; Chairman of United American, Globe and American Income, September 1999-June, 2001; President October, 1991-July, 2004 and Chief Executive Officer September, 1999-July, 2004 of United American; President and Chief Executive Officer of American Income, September, 1999-December, 2003; Vice President of the Company April-September, 1999).

Harold T. McCormick (age 76) has been a director since April, 1992. His term expires in 2006. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Director, First Ireland Spirits Co., Ltd., Abbeyleix, Ireland, since February, 2001 (Chairman, February, 1996-February, 2001).

Sam R. Perry (age 70) has been a director of the Company since October 2004. Principal occupation: Attorney in Solo Private Practice, Austin, Texas since October 2004. (Shareholder and Of Counsel at Sneed Vine & Perry P.C., Austin, Texas December 2003-September 2004; Shareholder, Officer and Director of Sneed Vine & Perry, P.C. June 1961-December 2002.)

Lamar C. Smith (age 57) has been a director of the Company since October, 1999. Principal Occupation: Chairman since 1992 and Chief Executive Officer since 1990 of First Command Financial Services, Inc., Fort Worth, Texas, a financial services company providing insurance, mutual funds and banking services to current and former commissioned and non-commissioned military officers.

Paul J. Zucconi (age 64) has been a director of the Company since July, 2002. His term expires in 2006. He is also a director of Titanium Metals Corporation and Affirmative Insurance Holdings, Inc. Principal occupation: Business Consultant, Plano, Texas, since January, 2001. (Partner, KPMG LLP July, 1976-January, 2001)

(1)	Liberty, Globe, United American, American Income and UILIC as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, American Income Life Insurance Company and United Investors Life Insurance Company, subsidiaries of the Company.

PROPOSAL NUMBER 2

Approval of Auditors

A proposal to ratify the appointment of the firm of Deloitte & Touche LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2005 will be presented to the stockholders at the annual meeting. Deloitte & Touche served as the principal independent accountants of Torchmark, auditing the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2004 and has served in such capacity since 1999. The Audit Committee of the Board has appointed Deloitte & Touche to serve as the Company’s principal independent accountants for 2005 and has recommended ratification by stockholders of the appointment of Deloitte & Touche for 2005.

A representative of Deloitte & Touche is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

The Board recommends that stockholders vote FOR the proposal.

PROPOSAL NUMBER 3

APPROVAL OF THE TORCHMARK CORPORATION

2005 NON-EMPLOYEE DIRECTOR PLAN

Torchmark has for a number of years maintained equity incentive plans allowing its non-employee directors to be awarded formula-based stock options, non-formula based stock options and deferred compensation stock options. Most currently, such stock options have been awarded pursuant to the provisions of the Torchmark Corporation 1998 Stock Incentive Plan (the “1998 Plan”). In order to comply with the changes to laws applicable to non-qualified deferred compensation resulting from the adoption of the American Jobs Creation Act, on December 13, 2004, the Compensation Committee of the Board of Directors of Torchmark adopted, subject to shareholder approval at the Annual Meeting, the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the “2005 Director Plan”). The Board of Directors approved the 2005 Director Plan’s submission for shareholder approval as a part of this Proxy Statement in an action by unanimous consent dated January 25, 2005. The Compensation Committee amended the 2005 Director Plan on February 22, 2005 to reduce the number of shares available for award to 450,000. This decision was reported by the Compensation Committee to the Board of Directors in its Committee Report made February 23, 2005, which Report was affirmed and approved by the full Board. On March 14, 2005, pursuant to authority granted to it by the Board of Directors on February 23, 2005, the Compensation Committee amended the plan to reduce the number of shares available for award to 375,000 and the term of all stock options granted pursuant to the 2005 Director Plan to seven years. The plan will become effective as of the date it is approved by the shareholders.

The Company maintains as indicated above the 1998 Plan pursuant to which stock options on 577,108 shares of Company common stock were in the hands of twelve non-employee directors (current and former) as of January 31, 2005. If the shareholders approve the 2005 Director Plan, all future equity grants to non-employee directors will be made from the 2005 Director Plan and no additional awards will be made to non-employee directors pursuant to the 1998 Plan. However, the Company reserves the right to pay its non-employee directors other types of compensation outside the plan.

The Company’s non-employee directors (currently ten persons as well as any subsequently elected non-employee directors) constitute the class of persons eligible to participate in this plan and be awarded stock options in Company common stock. The closing price of Company common stock on March 1, 2005 was $53.02 per share.

Contingent upon shareholder approval of the 2005 Director Plan, in December 2004, Harold T. McCormick and George J. Records elected to defer 100% of their 2005 director compensation and to receive contingently granted stock options pursuant to the 2005 Director Plan on a date in January 2005 to be selected by the Compensation Committee. On January 12, 2005, Messrs. McCormick and Records were contingently granted (subject to shareholder approval of the plan) stock options on 4,542 and 1,030 shares, respectively, with a $55.05 per share exercise price, the fair market value of Torchmark common stock on the date of the grant. Mr. Records’ options were based upon compensation provided for the period of Board service prior to his retirement. Messrs. Adair, Boren, Farley, Lanier, Perry, Richey, Smith and Zucconi, who are also eligible to participate in the 2005 Director Plan, chose not to make deferrals of 2005 compensation and will be paid all such compensation in cash.

A summary of the 2005 Director Plan is set forth below. This summary is qualified in its entirety by the full text of the plan, which is attached to this Proxy Statement as Appendix A.

Summary of the Plan

Purpose. The purpose of the 2005 Director Plan is to enable the Company and its subsidiaries and affiliates to attract and retain directors who contribute to the Company’s success by their ability, integrity and industry, and to enable such directors to participate in the long-term success of the Company through an equity interest in it.

Administration. The 2005 Director Plan will be administered by the Compensation Committee of the Board of Directors, which shall at all times comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, the New York Stock Exchange and Section 162(m) of the Internal Revenue Code. The Compensation Committee may adopt, alter and repeal administrative rules, practices and guidelines for the 2005 Director Plan and may construe and interpret plan provisions and award terms. The Compensation Committee will not have the authority to award non-formula based stock options; only the Board of Directors will have this authority.

Shares Available for Award. Subject to adjustment as provided in the 2005 Director Plan, the total number of shares reserved and available for issuance under the plan is 375,000, which may be from either treasury shares or authorized but unissued shares or both.

In the event of a sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting stock, an equitable adjustment will be made in the aggregate number of shares reserved for issuance under the plan, the number and option price of shares subject to outstanding stock options, and the number of formula-based stock options granted each year.

Awards under the 2005 Director Plan. Non-employee Directors will be annually granted formula-based stock options on 6,000 shares on the first NYSE trading day of each calendar year and, subject to the sole discretion of the Board of Directors, may from time to time, be awarded non-formula based stock options under the 2005 Director Plan. Non-employee directors may also elect to receive Deferred Compensation Stock Options. Any and all stock options awarded pursuant to the plan will be non-qualified stock options with an exercise price equal to 100% of the fair market value of the stock on the grant date of the option. Formula-based stock options, non-formula based stock options and deferred compensation stock options will have a seven year term. In all instances, however, except in change of control situations as set out in the plan, no stock option of any type will be first exercisable until six months from the date of grant.

Limitations on Transfer. Unless specifically permitted by the Compensation Committee in limited circumstances, awards granted pursuant to the 2005 Director Plan are not transferable other than by the laws of descent and distribution or by will.

Acceleration Upon Certain Events. If an optionee ceases to be a non-employee director for any reason, all stock options held by him/her will be fully vested and will remain exercisable for a period ending on the later of the expiration of the stated term of the option or the first anniversary of the director’s death. In the case of a change in control of the Company, all unvested stock options held by directors will become fully vested and exercisable immediately and value of all outstanding options will be settled on the basis of the change of control price as described in the plan in either cash or stock (except for options outstanding for less than six months, which must be settled in stock).

Deferred Compensation or Deferred Compensation Stock Options. Non-employee directors may complete a timely irrevocable election for a calendar year and defer compensation (in 10% increments, but not less than 50%) to an interest account or to receive deferred compensation stock options. Deferred compensation stock options will be issued on a date selected by the Compensation Committee during the month of January in the calendar year to which the election relates. The number of shares subject to a deferred compensation stock option is calculated by dividing the dollar amount deferred by the per share value of an option on the option grant date as determined by the Compensation Committee using any recognized option valuation model selected by the Board in its discretion and rounding the resulting number up to the next whole number of shares.

If a non-employee director elects to defer compensation to an interest account, that account, which will be segregated by year, will be credited with interest quarterly at the rate set from time to time by the Compensation Committee. Payment of balances in a director’s interest account will be made beginning on the earliest of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first business day of the fourth month after the director’s death, or (c) termination as a non-employee director of Torchmark or its subsidiaries or affiliates for any reason other than death. These distributions from interest accounts can be paid either in a lump sum or in approximately equal monthly installments (not to exceed 120) as irrevocably chosen by the director when the yearly deferral election is made. The plan contains provisions allowing the plan administrator to make payments to a participating director from his or her interest account to handle an unforeseen emergency.

Termination and Amendment. The Board of Directors may, at any time and from time to time, terminate or amend the plan but no termination or amendment may be made which would impair the rights of a participating director with an interest account or an optionee under any stock option previously granted without the affected director’s written consent. Shareholder approval will be required to make any amendments for which such approval is required under applicable listing requirements, laws, policies or regulations. Additionally, the Board may condition any amendment on the approval of shareholders for any other reason.

The Compensation Committee may amend the terms of any outstanding award except formula-based options, either prospectively or retroactively. However, all such amendments to awards require the consent of the affected director(s) and, unless approved by shareholders, the original term of an option may not be extended and the exercise price of an outstanding stock option may not be reduced, directly or indirectly.

Prohibition on Repricing. As indicated above under Termination and Amendment, outstanding stock options cannot be repriced, either directly or indirectly, without the prior approval of Company shareholders. This would include the exchange of an out-of-the-money stock option for an in-the-money option as an indirect repricing.

Certain Federal Tax Effects. There will be no federal income tax consequences to the non-employee director or to the Company upon the grant of non-qualified (non-statutory) stock options under the plan. When a director exercises a non-qualified option, however, he or she will recognize ordinary income in a amount equal to the excess of the fair market value of common stock received upon exercise of the option at the time of the exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the director realizes when he or she sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Payments from interest accounts will be taxable to the director when paid and Torchmark will generally be entitled to a federal income tax deduction for the year in which the payment is made.

Code Section 409A. It is intended that stock options granted under the plan and interest accounts established will be exempt from the application of Internal Revenue Code Section 409A. To the extent that Section 409A may be determined to apply and its requirements are not met, taxable events could occur earlier than described above and could result in the imposition of additional taxes and penalties.

New Plan Benefits. The table below shows, as of March 21, 2005, the stock options contingently granted, subject to shareholder approval at the April 2005 Annual Meeting, to the named individuals and groups.

Torchmark Corporation 2005 Non-Employee Director Incentive Plan

Name and Position	Number of Shares
C.B. Hudson, Chairman and Chief Executive Officer	0

Mark S. McAndrew, Chairman of Insurance Operations; President & Chief Executive Officer of United American and Globe	0

Tony G. Brill, Executive Vice President and Chief Administrative Officer	0

Anthony L. McWhorter, Executive Vice President; President and Chief Executive Officer of Liberty National And UILIC	0

Gary L. Coleman, Executive Officer and Chief Financial Officer	0

Executive Group	0

Non-Executive Director Group	5,572

Non-Executive Officer Employee Group	0

Recommendation of the Board

The Board has approved and declared the advisability of the 2005 Director Plan and believes that it is fair to and in the best interest of the Company and its shareholders. The Board recommends that shareholders vote “FOR” Proposal 3.

PROPOSAL NUMBER 4

APPROVAL OF THE TORCHMARK CORPORATION

2005 INCENTIVE PLAN

On February 23, 2005, the Board of Directors adopted, subject to final concurrence from the Compensation Committee (which was subsequently obtained on March 14, 2005) and to shareholder approval at the Annual Meeting, the Torchmark Corporation 2005 Incentive Plan (the “2005 Incentive Plan”). The plan will become effective as of the date it is approved by the shareholders.

The Company maintains the Torchmark Corporation 1998 Stock Incentive Plan (the “Prior Plan”). Under the Prior Plan, stock options and other awards with respect to an aggregate of approximately 10,487,252 shares of the Company’s common stock were outstanding as of February 1, 2005. If the shareholders approve the 2005 Incentive Plan, future equity grants to its employees, officers and consultants will be made from the 2005 Incentive Plan, and the Company will not grant any additional awards under the Prior Plan. However, the Company reserves the right to pay discretionary bonuses, or other types of compensation, outside of this new plan.

As of March 1, 2005, there were approximately 205 of the Company’s employees, officers and consultants eligible to participate in the 2005 Plan.

A summary of the 2005 Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Plan

Purpose. The purpose of the 2005 Incentive Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards. The plan authorizes the granting of awards in the following forms:

•	options to purchase shares of common stock, which may be nonstatutory stock options or incentive stock options under the U.S. tax code (the “Code”). All such options shall be granted at 100% of the fair market value of the Company’s common stock on the grant date and shall have the term fixed by the Compensation Committee, which shall in no instance exceed seven years.

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

Shares Available for Awards. Subject to adjustment as provided in the plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the plan is 5,625,000. The maximum number of shares of common stock that may be issued upon the exercise of incentive stock options granted under the plan is 1,000,000. The maximum number of shares of common stock that may be issued as restricted stock is 50,000.

Limitations on Awards. The maximum number of shares of common stock that may be covered by options granted under the plan to any one person during any one calendar year is 800,000. The maximum number of shares of common stock issuable with respect to restricted stock under the plan that may be granted to any one person during any one calendar year is 7,000.

Administration. The plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to designate participants; determine the type of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the plan; and make all other decisions and determinations that may be required under the plan. The Board of Directors may at any time administer the plan. If it does so, it will have all the powers of the Compensation Committee under the plan.

Limitations on Transfer; Beneficiaries. Unless specifically permitted by the Compensation Committee in limited circumstances, awards granted under the 2005 Incentive Plan are not transferable or assignable by a participant other than by will or the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order. Awards are exercisable during the lifetime of the participant only by the participant or a permitted transferee, and by the participant’s legal representation in the event of the death or disability of the participant. A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, if a participant’s service terminates by reason of death or disability, or if a participant is terminated without cause or resigns for good reason (as such terms are defined in the plan) within one year after a change in control of the Company, all of such participant’s outstanding options will become fully vested and exercisable and all time-based vesting restrictions on his or her outstanding awards will lapse. In addition, the Compensation Committee may accelerate awards for any other reason in its discretion. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments. In the event of a stock split, a dividend payable in shares of common stock, or a combination or consolidation of the common stock into a lesser number of shares, the share authorization limits under the plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If the Company is involved in another corporate transaction or event that affects the common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the plan will be adjusted proportionately, and the Compensation Committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment

The Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the plan, but if an amendment to the plan would materially increase the number of shares of stock issuable under the plan, expand the types of awards provided under the plan, materially expand the class of participants eligible to participate in the plan, materially extend the term of the plan or otherwise constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the Board of Directors or the Compensation Committee may condition any amendment on the approval the shareholders for any other reason. No termination or amendment of the plan may adversely affect any award previously granted under the plan without the written consent of the participant.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing

As indicated above under “Termination and Amendment,” outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underling stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders.

Certain Federal Tax Effects

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(h) election.

Code Section 409A. It is intended that options and restricted stock awards granted under the plan will be exempt from the application of Code Section 409A. If any award is structured in a way that would cause Code Section 409A to apply and if the requirements of 409A are not met, the taxable events as described above could apply earlier than described above and could result in the imposition of additional taxes and penalties.

Benefits to Named Executive Officers and Others

All awards under the 2005 Incentive Plan will be made at the discretion of the Compensation Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any person or group pursuant to the plan in the future.

Recommendation of the Board

The Board has approved and declared the advisability of the 2005 Incentive Plan and believes that it is fair to, and in the best interest of the Company and its shareholders. The Board recommends that shareholders vote “FOR” Proposal 4.

PROPOSAL NUMBER 5

Shareholder Proposal

Torchmark received the following resolution submitted by CHRISTUS Health and is including it in this Proxy Statement in accordance with SEC Rule 14a-8 of the Securities and Exchange Act of 1934. Torchmark will provide the address for the proponent as well as the number of common shares of Torchmark that they hold promptly upon written or oral request addressed to the Corporate Secretary at the Company’s executive offices.

BOARD DIVERSITY – TORCHMARK CORP

WHEREAS: Torchmark Corp. currently has a distinguished board of twelve persons, all of whom are white males;

We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

RESOLVED that the shareholders request the Board:

1.	In connection with its search for suitable Board candidates, to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

2.	To publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

3.	To report to shareholders, at reasonable expense (and omitting proprietary information) by September 2005:

a.	On its efforts to encourage diversified representation on the board; and

b.	Whether, in the nominating committee’s charter or its procedures, diversity is included as a criterion in selecting the total membership of the Board.

SUPPORTING STATEMENT

Recent corporate scandals resulted in the enactment of the Sarbanes-Oxley Act and both the stock exchanges and the SEC have taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater Board and committee independence.

We believe that in order to enhance such independence it is necessary for corporations to aggressively seek diversity by gender, age and race among their board candidates. As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. Several corporations (including MorganChase, Coke, Johnson & Johnson, Pfizer, Proctor and Gamble and TimeWarner) have included their commitment to board diversity (by gender and race) in the charter for their nominating committee. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and will enhance business performance by enabling a company to respond more effectively to the needs of their customers.

We note that only a relatively small number of S&P 500 companies have all white male boards. We believe that many publicly held corporations have benefited from the perspectives brought by many well-qualified board members who are women or minority group members. For that reason, some institutional investors are pressuring companies to diversity their boards. For example, the 2003 corporate governance guidelines of America’s largest institutional investor (TIAA-CREF) calls for diversity of directors by experience, sex, age and race.

Similarly, in 2002 the $20 billion Connecticut Retirement and Trust Funds launched a “board diversity initiative”. “My first priority as treasurer is the bottom line” said Connecticut State Treasurer, Denise Nappier, “Greater diversity leads to better corporate governance, which is good for Connecticut’s investments. I regard diversity as key to the functioning of an effective board. In a complex global market you need to pick from the largest pool of talent available to you,” said Ms. Nappier.

We urge the Board to enlarge its search for qualified members by casting a wider net.

The Board of Directors of the Company OPPOSES the adoption of the resolution for the following reasons:

The Company’s Corporate Governance Guidelines discuss director qualification standards in the areas of Board membership criteria, size of the Board, term limits, retirement policy and selection of the Chairman of the Board. In addition to the factors described in the Corporate Governance Guidelines, the Governance and Nominating Committee and the Board of Directors have adopted a listing of qualifications of directors which should at a minimum be considered as factors in the nomination or appointment of members of the Board. Those factors include integrity, absence of conflicts of interest, achievement/experience, business understanding, oversight, available time, age, independence and diversity. Specifically, the Qualifications of Directors states: “Directors should be selected so that the Board reflects appropriate diversity.”

The Company’s Governance and Nominating Committee has a long standing stated policy of receiving, evaluating, and considering the names and qualifications of any potential director candidates from all sources, including shareholders of the Company. As a part of that policy, the Governance and Nominating Committee performs its tasks seeking the best possible director nominees for the Board without regard to the gender, racial background, ethnicity or religion of the potential director candidates and irrespective of whether the candidate is submitted by a shareholder, Company employee, a member of Company management or a present or former director. When vacancies arise on the Board, the Governance and Nominating Committee does and will continue to work to ensure that the Board meets the established qualifications of directors. The Board of Directors believes rigid implementation through a fixed timeline for inclusion of a designated number of women directors and directors from minority racial groups may not necessarily achieve the best possible Board for the Company and accordingly will not serve the best interests of the Company or its shareholders.

The Board of Directors recommends a vote AGAINST the proposal.

OTHER BUSINESS

The directors are not aware of any other matters which may properly be and are likely to be brought before the meeting. If any other proper matters are brought before the meeting, the persons named in the proxy, or in the event no person is named, C.B. Hudson and Larry M. Hutchison will vote in accordance with their judgment on these matters.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

Name	Age	Principal Occupation and Business Experience for the Past Five Years(1)
Tony G. Brill	62	Executive Vice President and Chief Administrative Officer of Company since September, 1999. (Vice President of Company, January, 1997-September, 1999).

Gary L. Coleman	52	Executive Vice President and Chief Financial Officer of Company since September, 1999. (Vice President and Chief Accounting Officer of Company, July, 1994-September, 1999).

Vern D. Herbel	47	President and Chief Executive Officer of United American since July 2004; Executive Vice President of Globe and American Income since May 2002. (Executive Vice President August 2002-July 2004 and Senior Vice President May 1999-August 2002 of United American; Senior Vice President of Globe January 1996-May 2002).

Larry M. Hutchison	51	Executive Vice President and General Counsel of Company since September, 1999; (Vice President and General Counsel of Company, April, 1997-September, 1999).

Anthony L. McWhorter	55	President of Liberty since December, 1994 and of UILIC since September, 1998; Chief Executive Officer of Liberty and UILIC since September, 1999; Executive Vice President of Company since September, 1999. (Chairman of Liberty and UILIC, September, 1999-June, 2001).

Rosemary J. Montgomery	55	Executive Vice President and Chief Actuary of Company, United American and Globe since September, 1999 and of American Income since October, 1999. (Senior Vice President and Chief Actuary of United American, October, 1991-September, 1999 and of Globe, May, 1992-September, 1999).

Roger C. Smith	52	President and Chief Executive Officer of American Income since December, 2003. (President—American Income Marketing Division, January, 2002-December, 2003; Executive Vice President and Sales Director of American Income, October, 1999-January, 2002).

Russell B. Tucker	57	Executive Vice President and Chief Investment Officer of Company since October, 2001; (Vice President of Company, January, 1997-October, 2001).

Stock Ownership

The following table shows certain information about stock ownership of the directors, director nominees and executive officers of the Company as of December 31, 2004, including shares with respect to which they have the right to acquire beneficial ownership prior to March 1, 2005.

	Company Common Stock or Options Beneficially Owned as of December 31, 2004(1)
Name	Directly(2)	Indirectly(3)
Charles E. Adair	13,000	0
Montgomery, AL
David L. Boren	11,031	0
Norman, OK
Joseph M. Farley	167,383	4,800
Birmingham, AL
C. B. Hudson	1,887,340	703,812
Plano, TX
Joseph L. Lanier, Jr.	204,561	18,912
Lanett, AL
Mark S. McAndrew	556,413	10,610
McKinney, TX
Harold T. McCormick	0	111,355
Panama City, FL
Sam R. Perry	700	0
Austin, TX
Lamar C. Smith	36,496	0
Fort Worth, TX
Paul J. Zucconi	16,000	2,513
Plano, TX
Tony G. Brill	456,762	3,925
Plano, TX
Gary L. Coleman	405,217	15,277
Plano, TX
Vern D. Herbel	90,413	9,630
McKinney, TX
Larry M. Hutchison	319,869	10,589
Duncanville, TX
Anthony L. McWhorter	397,829	10,564
Birmingham, AL
Rosemary J. Montgomery	353,956	548
Parker, TX
Roger C. Smith	72,700	120
Waco, TX
Russell B. Tucker	144,884	8,828
Arlington, TX
All Directors, Nominees and Executive Officers as a group:(4)	5,134,554	911,483

(1)	No directors, director nominees or executive officers other than C. B. Hudson (2.2%) beneficially own 1% or more of the common stock of the Company.
(2)	Includes: for Charles Adair, 12,000 shares; for David Boren, 8,000 shares; for Joseph Farley, 88,485 shares; for Joseph Lanier, 138,968 shares; for Mark McAndrew, 509,846 shares; for Lamar Smith, 33,297 shares; for Paul Zucconi, 16,000 shares; for C. B. Hudson, 1,388,185 shares; for Tony Brill, 379,490 shares; for Anthony McWhorter, 367,378 shares; for Gary Coleman, 305,115 shares; for Larry Hutchison, 288,534 shares; for Rosemary Montgomery, 301,711 shares; for Russell Tucker, 133,661 shares; for Roger Smith, 72,500 shares; for Vern Herbel, 90,413 shares and for all directors, executive officers and nominees as a group, 4,133,583 shares, that are subject to presently exercisable Company stock options.

(3)	Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director’s, executive officer’s or nominee’s home or (d) owned by the director or executive officer in a personal corporation or limited partnership. Indirect beneficial ownership also includes approximately 20,150 shares, 10,610 shares, 3,318 shares, 8,727 shares, 15,277 shares, 8,828 shares, 10,889 shares, 9,630 shares, 120 shares and 548 shares calculated based upon conversion of stock unit balances held in the accounts of Messrs. Hudson, McAndrew, Brill, McWhorter, Coleman, Tucker, Hutchison, Herbel and Roger Smith and Ms. Montgomery, respectively, in the Company Savings and Investment Plan to shares. Additionally, indirect beneficial ownership includes for Mr. McCormick 88,753 shares subject to stock options transferred to his late spouse. Indirect ownership for Mr. McWhorter also includes approximately 1,837 shares calculated based upon conversion of stock unit balance in the Profit Sharing & Retirement Plan of Liberty (PS&R Plan) to shares.

Mr. Lanier disclaims beneficial ownership of 16,512 shares owned by his spouse and 2,400 shares owned by his children. Mr. Farley disclaims 4,800 shares held as trustee of a church endowment fund.

(4)	All directors, nominees and executive officers as a group, beneficially own 5.2% of the common stock of the Company.

During 2004, the Board of Directors met four times. In 2004, all of the directors attended at least 75% of the meetings of the Board and the committees on which they served.

Torchmark has a long standing policy that the members of its Board of Directors be present at the Annual Meeting of Shareholders, unless they have an emergency, illness or an unavoidable conflict. At the April 29, 2004 Annual Meeting of Shareholders, ten of the eleven directors were present.

CORPORATE GOVERNANCE

Director Independence Determinations

The New York Stock Exchange (NYSE) rules require that Torchmark have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Torchmark and its subsidiaries (collectively, Torchmark), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In order to assist in the making of these determinations, the Board has adopted certain categorical standards described below to assist it in making determinations of independence.

The categorical standards for independence determinations adopted by the Board of Directors are:

i.	A director who is an employee, or whose immediate family member is an executive officer, of the company is not “independent” until three years after the end of such employment relationship.

ii.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Torchmark other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

iii.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

iv.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Torchmark’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

v.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Torchmark for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board further adopted the following additional categorical standards for determining director director independence on February 23, 2005:

1)	An independent director does not directly or indirectly beneficially own more than 10% of any class of the Company’s equity securities.

2)	If a Company director is an executive officer of another company in which the Company owns a common stock interest in excess of 5% of total shareholder’s equity, or where the other company owns a common stock interest in the Company in excess of 5% of total shareholder’s equity, the director is not independent.

3)	An independent director is not and is not affiliated with an entity that is an adviser or consultant to the Company or a member of the Company’s senior management.

4)	An independent director has no personal services contract(s) with the Company or a member of senior management of the Company.

5)	An independent director is not affiliated with a not-for-profit entity that receives significant contributions from the Company (defined as the greater of $1 million or 2% of the not-for-profit entity’s consolidated gross revenues).

6)	An independent director is not employed by a public company at which an executive officer of the Company serves as a director.

7)	If a Company director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is greater than 5% of the total consolidated assets of the Company that he/she serves as an executive officer, the director is not independent.

8)	A director elected pursuant to any arrangement or understanding with another person or group is not an independent director.

9)	An independent director does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, where such investment exceeds $1 million or 2% of such entity’s invested capital, whichever is greater, in any of the last three years.

10)	An independent director does not have, nor may any immediate family member have, any direct or indirect material interest in a transaction or series of transactions to which the Company or a subsidiary is a party in which the transaction amount exceeds $60,000 (other than interests arising solely from an aggregate ownership interest of less than 10% of the Company or an entity furnishing services to the Company).

11)	An independent director has not, and his/her immediate family members have not, accepted or agreed to accept from the Company any consulting, advisory or other compensatory fee except fees received for service as a director.

All directors other than those deemed not “independent” under the foregoing standards will be deemed to be “independent” upon a Board determination.

Based on these categorical standards, after review and deliberation at their February 26, 2004 meeting, the Board determined that the following independent directors meet the standards set by the Board: Charles E. Adair, David L. Boren, Joseph M. Farley, Joseph L. Lanier, Jr., Harold T. McCormick, George J. Records and Paul J. Zucconi. It was determined in February 2005 that George J. Records (who will retire in April 2005) no longer met Categorical Standard No. v above and accordingly, he was not independent thereafter. Accordingly, as of the date of this Proxy Statement, the Board has determined that the following directors meet the categorical standards set by the Board and are “independent”: Charles E. Adair, David L. Boren, Joseph M. Farley, Joseph L. Lanier, Jr., Harold T. McCormick, and Paul J. Zucconi.

Executive Sessions

Torchmark’s non-management directors have since October 2002 met in regularly scheduled executive sessions without any management participation by officers or employee directors. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s four regularly scheduled meetings per year. Additional executive sessions can be scheduled at the request of the non-management directors. Beginning in 2004, at least one executive session per year is conducted with only independent directors present.

The director who presides over the executive sessions is the Chairman of the Governance and Nominating Committee. If that director is not present, another independent director will be chosen by the executive session to preside.

You may communicate with Torchmark’s non-management directors by writing to the Executive Session of the Torchmark Corporation Board of Directors in care of the Corporate Secretary, Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233.

Communications with the Board of Directors

Security holders of the Company may communicate with the full Board of Directors by writing to the Board or a specific director or directors in care of the Corporate Secretary, Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233.

Governance Guidelines and Codes of Ethics

Torchmark has adopted Corporate Governance Guidelines, a Code of Ethics for the CEO and Senior Financial Officers, and a Code of Business Conduct and Ethics for its directors, officers and employees, all of which comply with the requirements of securities law, applicable regulations and New York Stock Exchange rules. These documents are available on the Company’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. They are located under the Corporate Governance heading. Printed copies of these documents may be obtained at no charge by writing the Corporate Secretary, Torchmark Corporation, 2001 Third Avenue South, Birmingham, 35233.

Committees of the Board of Directors

The Board of Directors has the following standing Committees more fully described below: Executive, Finance, Compensation, Governance, Nominating and Audit.

Executive Committee—The executive committee is comprised of Messrs. Richey (2004 Chairman), Hudson and McAndrew. This committee makes recommendations on the strategic direction to be taken by the Company to the Board of Directors. The executive committee did not formally meet in 2004 although Mr. Richey, in his capacity as a consultant to the Company, held strategic direction meetings with Mr. Hudson and/or Mr. McAndrew.

Finance Committee—The finance committee is comprised of Messrs. Lamar Smith (2004 Chairman), Farley, Lanier, McCormick and Records. This committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet in 2004.

Compensation Committee—The compensation committee is comprised of Messrs. Lanier (2004 Chairman), Farley and Boren. All members of the compensation committee are independent under the rules of the NYSE, Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code. The compensation committee determines the Company’s stated general compensation philosophy and strategy; reviews and determines the compensation of senior management of the Company and its subsidiaries, including establishing goals and objectives for the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light thereof, and setting his compensation; establishes the annual bonus pool; administers the Company’s Section 162(m) bonus plan and stock incentive plan; and makes recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity based plans. The compensation committee met five times in 2004.

The compensation committee has a written charter, a copy of which is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233.

Governance and Nominating Committee—The governance and nominating committee is currently comprised of Messrs. Adair, Boren, Farley, Lanier, McCormick, Lamar Smith and Zucconi. In February 2004, Messrs. Richey and Lamar Smith resigned from the governance and nominating committee and Mr. Richey resigned as committee chairman. Mr. Farley served as interim committee Chairman until Mr. Records was named Chairman in April 2004. In February 2005, Mr. Records resigned as a member and Chairman of the governance and nominating committee and Mr. Farley became Chairman of the committee. Accordingly, as of the date of this Proxy Statement, all members of the governance and nominating committee are independent under the NYSE rules.

The governance and nominating committee has the following duties and responsibilities: (1) receiving and evaluating the names and qualifications of potential director candidates; (2) identifying individuals qualified to become Board members consistent with criteria set by the Board of Directors and recommending to the Board director nominees; (3) recommending the directors to be appointed to Board committees; (4) developing and recommending to the Board a set of governance guidelines for the Company; (5) monitoring and annually evaluating how effectively the Board and Company have implemented the corporate governance guidelines and (6) overseeing evaluations of the Board and Company management. The governance and nominating committee met four times in 2004.

The governance and nominating committee will receive, evaluate and consider the names and qualifications of any potential director candidates from all sources, including shareholders of the Company. Recommendations of potential director candidates and supporting material may be directed to the Governance and Nominating Committee in care of the Corporate Secretary at Torchmark Corporation, 2001 Third Avenue South, Birmingham, Alabama 35233.

The governance and nominating committee has a written charter, a copy of which is available on Torchmark’s website by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at the Torchmark address set out above.

Audit Committee—The audit committee is comprised of Messrs. Zucconi (2004 Chairman), Adair Farley, and McCormick. All members of the audit committee are independent under the definition contained in the

NYSE rules and fully comply with SEC rules and regulations. The audit committee reviews and discusses with management and the independent auditors the Company’s audited financial statements and quarterly financial statements prior to filing, the Company’s earnings press releases and financial information and earnings guidance, and the Company’s policies for risk assessment and management; selects, appoints, reviews and, if necessary, discharges the independent auditors; reviews the scope of the independent auditors audit plan and pre-approves audit and non-audit services; reviews the adequacy of the Company’s system of internal controls over financial reporting; periodically reviews pending litigation and regulatory matters; reviews the performance of the Company’s internal audit function and reviews and appropriately treats complaints and concerns regarding accounting, internal accounting controls or auditing matters pursuant to a confidential “whistleblower” policy. Additionally, the audit committee meets with the Company’s independent accountants and internal auditors both with and without management present. The audit committee met twelve times in 2004 (four physically-held meetings and eight teleconference meetings).

The audit committee has had a written charter since 2000, which is annually reviewed and updated if necessary. The audit committee charter is posted on the Company’s website and can be viewed by going to www.torchmarkcorp.com and clicking on the Investor Relations page. The committee charter is located under the Corporate Governance heading. You may also obtain a printed copy of the committee charter at no charge by writing the office of the Corporate Secretary at the Torchmark address set out above. A copy of the audit committee charter is also attached to the Proxy Statement as required by SEC rules as Appendix C.

Director Qualification Standards

Torchmark’s Corporate Governance Guidelines discuss the following director qualification standards:

1.	Board Membership Criteria, including independence, limits on the number of boards on which a director serves, a former chief executive officer’s Board membership and directors who change their present job responsibilities;

2.	Size of the Board;

3.	Term Limits;

4.	Retirement Policy; and

5.	Selection of the Chairman of the Board.

More detail regarding these director qualification standards can be found in the Corporate Governance Guidelines by going to the Company’s website at www.torchmarkcorp.com and clicking on the Investor Relations page. The Guidelines are located under the Corporate Governance heading. Printed copies of the Guidelines may be obtained at no charge by writing the Corporate Secretary, Torchmark Corporation, 2001 Third Avenue South, Birmingham, AL 35233.

Additionally, the Governance and Nominating Committee and the Board of Directors of Torchmark adopted the following statements on Qualifications of Directors and Procedures for Identifying and Evaluating Director Candidates on April 29, 2004:

Torchmark Corporation

Qualifications of Directors

In addition to any other factors described in Torchmark’s Corporate Governance Guidelines, the Governance and Nominating Committee and the Board of Directors should at a minimum consider the following factors in the nomination or appointment of members of the Board:

1.	Integrity: Directors should have integrity and be of personal and professional ethical character.

2.	Absence of Conflicts of Interest: Directors should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its shareholders.
3.	Achievement/Experience: Directors should have experience in management or at the policy-making level in one or more fields of business, government, education, technology, science, or community/civic affairs.

4.	Business Understanding: Directors should have a general appreciation regarding major issues facing public companies of size and operational scope similar to that of the Company, including business strategy, business environment, corporate finance, corporate governance and board operations.

5.	Oversight: Directors should have the ability to exercise sound business judgment.

6.	Available Time: Directors should have sufficient time to effectively carry out their duties, including preparing for and attending Board meetings, meetings of the Board committees on which they serve and the Annual Meeting of Shareholders, after taking into consideration their other business and professional commitments.

7.	Age: Directors must comply with the Board established retirement age limits for directors.

8.	Independence: Directors should be independent in their thought and judgment and be committed to enhancing long-term value for all shareholders. A majority of the Board must be independent directors, as defined by the New York Stock Exchange.

9.	Diversity: Directors should be selected so that the Board reflects appropriate diversity.

Under exceptional and limited circumstances, the Committee and Board may approve the candidacy of a director nominee who may not necessarily satisfy all of these criteria, if they believe the service of that nominee is in the best interests of the Company and its shareholders.

Procedures for Identifying and Evaluating Director Candidates

1.	Chairman and CEO, the Governance and Nominating Committee or other Board Member identifies need (a) to add new Board Member meeting specific criteria or (b) to fill a vacancy on the Board.

2.	Governance and Nominating Committee initiates search, working with Company staff support and seeking input from other Board Members and Senior Company Management. The Governance and Nominating Committee may also engage a professional search firm to assist in identifying director candidates if necessary.

3.	Candidates that will satisfy any specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Governance and Nominating Committee.

4.	The Chairman and CEO and at least one Member of the Governance and Nominating Committee will interview prospective candidate(s).

5.	Governance and Nominating Committee meets to consider and approve final candidate.

6.	Governance and Nominating Committee seeks full Board endorsement of selected candidate.

7.	In making its selection, the Governance and Nominating Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates.

COMPENSATION AND OTHER TRANSACTIONS WITH

EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table
	Annual Compensation			Long Term Compensation
				Awards
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(f) Restricted Stock Award(s) ($)(2)	(g) Securities underlying Options/ SARs (#)(3)	(i) All other Compensation ($)(4)

C.B. Hudson	2004	800,000	0	0	98,666	7,381
Chairman and CEO	2003	800,000	0	0	95,000	7,218
	2002	800,000	0	0	138,431	7,302

Mark S. McAndrew	2004	750,000	200,000	0	60,000	6,150
Chairman–Insurance Operations,	2003	722,753	300,000	0	95,000	6,000
President and CEO of Globe	2002	700,000	270,000	0	100,000	6,000

Tony G. Brill	2004	600,000	150,000	0	55,000	6,150
Executive Vice President and	2003	590,016	140,000	0	65,000	6,000
Chief Administrative Officer	2002	569,016	130,000	0	70,000	6,000

Gary L. Coleman	2004	425,000	150,000	0	55,000	6,150
Executive Vice President	2003	390,000	140,000	0	55,000	6,000
and Chief Financial Officer	2002	370,000	120,000	0	60,000	6,000

Anthony L. McWhorter	2004	463,750	80,000	0	40,000	6,150
President and Chief	2003	445,016	102,000	0	55,000	6,000
Executive Officer of Liberty	2002	425,048	136,000	0	70,000	6,000
and UILIC

(1)	Messrs. Hudson, McAndrew and Brill received 2004 bonuses of $300,000, $200,000 and $150,000 respectively, under the Torchmark Corporation Annual Management Incentive Plan (the “Section 162(m) Plan”). These bonuses were certified by the Compensation Committee of the Board of Directors on January 12, 2005 and promptly paid thereafter. Mr. Hudson elected to be paid his $300,000 bonus in the form of non-qualified stock options on 19,603 shares granted January 12, 2005 with an exercise price of $55.05 (fair market value on the grant date). Messrs. McAndrew and Brill were paid their bonuses in cash. Messrs. McWhorter and Coleman’s bonuses were paid outside the Section 162(m) Plan.

Messrs. Hudson, McAndrew and Brill received 2003 bonuses of $300,000, $300,000 and $140,000 respectively under the Section 162(m) Plan. These bonuses were certified by the Compensation Committee of the Board of Directors on January 8, 2004 and promptly paid thereafter. Mr. Hudson elected to be paid his $300,000 bonus in the form of non-qualified stock options on 23,666 shares granted January 8, 2004 with an exercise price of $45.60 (fair market value on the grant date). Messrs. McAndrew and Brill were paid their bonuses in cash.

Mr. Hudson elected to defer all $400,000 of his 2002 bonus and received for it Market Value Stock Company stock options under the provisions of the Torchmark Corporation 1998 Stock Incentive Plan (1998 Incentive Plan) on December 16, 2002.

(2)

At year-end 2004, Messrs. McAndrew, McWhorter and Brill held 7,600, 4,750 and 7,600 restricted shares, respectively, valued at $434,264, $271,415 and $434,264 (based on a year-end closing price of $57.14 per share). Restricted stock (40,000 shares) awarded on January 1, 1998 at $42.1875 per share to each of Messrs. McAndrew and Brill vests as follows: 1-1-99 6,400 shares; 1-1-00 6,000 shares; 1-1-01 5,600 shares; 1-1-02 5,200 shares; 1-1-03 4,800 shares; 1-1-04 4,400 shares; 1-1-05 4,000 shares; and 1-1-06 3,600 shares. Restricted stock (25,000 shares) awarded on January 1, 1998 at $42.1875 per share to Mr. McWhorter vests as follows: 1-1-99 4,000 shares; 1-1-00 3,750 shares; 1-1-01 3,500 shares; 1-1-02 3,250 shares; 1-1-03 3,000 shares; 1-1-04 2,750 shares; 1-1-05 2,500 shares; and 1-1-06 2,250 shares. Cash dividends on all restricted stock are paid directly to the stockholder at the same rate as on unrestricted stock. Messrs. McAndrew,

McWhorter and Brill agreed as a condition of their restricted stock awards to waive receipt of any shares of Waddell & Reed Financial, Inc. (WDR) stock distributed by Torchmark to its common shareholders in the WDR spin-off on November 6, 1998 on such restricted stock.

(3)	On January 8, 2004, Mr. Hudson received stock options under the 1998 Incentive Plan on 23,666 shares with a market value exercise price of $45.60 per share pursuant to his election to be paid his $300,000 bonus for 2003 under the Section 162(m) Plan which was certified for payment by the Compensation Committee on said date. On December 13, 2004, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 75,000, 60,000, 55,000, 40,000 and 55,000 shares, respectively, with a market value exercise price of $56.24 per share.

On December 11, 2003, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 95,000, 95,000, 65,000, 55,000 and 55,000 shares, respectively, with a market value exercise price of $44.89 per share.

On December 16, 2002, Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman received stock option grants pursuant to the 1998 Incentive Plan on 100,000, 100,000, 70,000, 70,000 and 60,000 Torchmark shares, respectively. On that same date, Mr. Hudson elected to receive his 2002 bonus of $400,000 in the form of Torchmark stock options on 38,431 shares.

(4)	Includes Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Hudson, McAndrew, Brill, McWhorter and Coleman of $6,150 in 2004 and $6,000 in 2003 and 2002, and interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Hudson of 1,231, $1,218, and $1,302, respectively, in 2004, 2003, and 2002.

OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants				Potential realizable value at assumed annual rates of stock price appreciation for option term
Name (a)	Number of Securities underlying options granted(#) (b)(1)	% of total options granted to employees in fiscal year (c)	Exercise or base price ($/ share) (d)	Expiration Date (e)	0% ($)	5% ($) (f)	10% ($) (g)
	23,666	2.48	45.60	1-08-15	0	766,576	1,719,918
C.B. Hudson	75,000	7.86	56.24	12-15-14	0	2,652,679	6,722,404

Mark S. McAndrew	60,000	6.29	56.24	12-15-14	0	2,122,143	5,377,923

Tony G. Brill	55,000	5.76	56.24	12-15-14	0	1,945,298	4,929,763

Gary L. Coleman	55,000	5.76	56.24	12-15-14	0	1,945,298	4,929,763

Anthony L. McWhorter	40,000	4.19	56.24	12-15-14	0	1,414,762	3,585,282

(1)	Options expiring on 01/08/2015 were issued in payment of a 2003 bonus certified under the Section 162(m) Plan on 01/08/2004 and are non-qualified stock options granted in Torchmark common stock pursuant to the 1998 Incentive Plan with an eleven year term at an exercise price equal to the closing price of the Company’s common stock on the grant date. Options expiring on 01/08/2015 are fully vested upon issuance, but are only first exercisable as to 1/10 per year commencing on the first anniversary of the grant date.

Options expiring on 12-15-14 are non-qualified stock options granted in Torchmark common stock pursuant to the 1998 Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company’s common stock on the grant date. Options expiring on 12-15-14 are not exercisable during the first six months after the grant date and vest as to 100% of the shares on and after six months from the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

(a) Name	(b) Shares acquired on exercise (#)	(c) Value Realized ($)	(d) Number of Securities underlying unexercised options at FY-end (#)		(e) Value of unexercised in-the-money options at FY-end ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
C.B. Hudson	0	0	1,376,830	393,922	$27,075,937	$6,161,122
Mark S. McAndrew	0	0	509,846	205,000	$10,891,826	$2,202,750
Tony G. Brill	0	0	379,490	159,303	$8,161,840	$1,637,242
Gary L. Coleman	0	0	305,115	145,384	$6,211,689	$1,460,050
Anthony L. McWhorter	0	0	367,378	134,002	$7,858,191	$1,494,107

Pension Plans

Torchmark Corporation Pension Plan; Effective January 1, 2004, the Torchmark Corporation Pension Plan (TMK Pension Plan), the Liberty National Life Insurance Company Pension Plan for Non-Commissioned Employees (LNL Pension Plan) and a third existing Liberty National pension plan covering commissioned employees were merged into a single plan, called the Torchmark Corporation Pension Plan (the Plan). No changes in benefits to participants resulted or will result from the merger since benefits, definitions and formulas from the prior plans were amended into the TMK Pension Plan and continue to cover the same classes of employees.

The Plan is a non-contributory pension plan which covers all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the provisions of the Plan applicable to persons who were subject to the former TMK Pension Plan are determined by multiplying the average of the participant’s earnings in the five consecutive years in which they were highest during the ten years before the participant’s retirement by a percentage equal to 1% for each of the participant’s first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant’s 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits at age 65 under the provisions of the Plan applicable to persons who were subject to the former LNL Pension Plan are determined by multiplying the average of the participant’s earnings in the five consecutive years in which they were highest during the ten years before the participant’s retirement by a percentage equal to 2% for each of the participant’s first 30 years of credited service plus 1% for each year of credited service in excess of 30 years (up to a maximum of 10 years) and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of the Plan include compensation paid by subsidiaries and affiliates, and do not include commissions, directors’ fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $200,000 (as adjusted). Benefits under the Plan vest 100% at five years. Upon the participant’s retirement, benefits under the Plan are payable as an annuity or in a lump sum. In 2004, covered compensation was $205,000 for Messrs. Hudson, McAndrew, Brill and Coleman under the provisions of the former TMK Pension Plan and for Mr. McWhorter under the provisions of the former LNL Pension Plan.

Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Hudson, McAndrew, McWhorter and Coleman have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. Hudson, McAndrew, McWhorter and Coleman participate in the Torchmark Supplemental Retirement Plan. Mr. Brill does not participate in any supplementary pension plan.

Messrs. Hudson, McAndrew, Brill and Coleman have 30 years, 25 years, 8 years and 23 years of credited service under the provisions of the former TMK Pension Plan, respectively. Mr. McWhorter has 29 years of credited service under the provisions of the former LNL Pension Plan.

The following tables show the estimated annual benefits payable under the benefit formulas applicable to employees covered under the former TMK Pension Plan or the former LNL Pension Plan along with the TMK Supplemental Retirement Plan (which was frozen in 1994) upon retirement of participants with varying final average earnings and years of service. The benefits shown below as payable pursuant to the benefit formulas applicable to participants under the former TMK Pension or the former LNL Pension Plans and the TMK Supplemental Retirement Plan exceed the actual amounts which will be paid for the reasons set forth below:

(1)	Benefits actually paid are based upon covered compensation of the participant as defined by the Internal Revenue Service and not upon final average earnings of the participant. Covered compensation is substantially lower than final average earnings. For example, covered compensation in 2004 was $205,000.

(2)	Benefits paid under a qualified plan are limited by law to a fixed amount per year. In 2004, that amount was $165,000. Because Mr. Brill does not participate in any supplementary pension plan, the maximum pension benefit he will receive is limited to the amount fixed by law.

(3)	The Torchmark Supplemental Retirement Plan was closed as of December 31, 1994, all vested benefits thereunder were frozen and no additional benefits can accrue to any participant. Accordingly, the maximum annual benefits that Messrs. Hudson, McAndrew, Coleman and McWhorter can ever receive from the supplemental plan are $209,480, $42,939, $9,601 and $2,040, respectively.

The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

Torchmark Pension Plan Provisions and Supplemental Retirement Plan*

Final Average Earnings	Years of Credited Service
	15	20	25	30	35
$ 200,000	$90,000	$120,000	$130,000	$140,000	$150,000
$ 400,000	$180,000	$240,000	$260,000	$280,000	$300,000
$ 600,000	$270,000	$360,000	$390,000	$420,000	$450,000
$ 800,000	$360,000	$480,000	$520,000	$560,000	$600,000
$1,000,000	$450,000	$600,000	$650,000	$700,000	$750,000
$1,200,000	$540,000	$720,000	$780,000	$840,000	$900,000

*	Benefits paid under a qualified defined benefit plan are limited by law in 2004 to $165,000 per year. Any balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Messrs. Hudson, McAndrew and Coleman have ten years less of credited service under the Supplemental Retirement Plan than under the TMK Pension Plan. Benefits shown above are not offset for Social Security.

LNL Pension Plan Provisions and TMK Supplemental Retirement Plan*

Final Average Earnings	Years of Credited Service
	15	20	25	30	35
$200,000	$60,000	$80,000	$100,000	$120,000	$130,000
$400,000	$120,000	$160,000	$200,000	$240,000	$260,000
$600,000	$180,000	$240,000	$300,000	$360,000	$390,000
$800,000	$240,000	$320,000	$400,000	$480,000	$520,000

*	Benefits paid under a qualified defined benefit plan are limited by law in 2004 to $165,000 per year. Any balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, Mr. McWhorter has ten years less of credited service under the Supplemental Retirement Plan than under the LNL Pension Plan. Benefits shown above are not offset for Social Security.

Deferred Compensation Plan for Directors and Executive Officers

Torchmark makes available to its directors and executive officers a traditional unfunded, deferred compensation plan, the Torchmark Corporation Restated Deferred Compensation for Directors, Advisory Directors, Directors Emeritus and Officers, as amended. Directors and executive officers choosing to participate may elect to defer all or any part of their compensation into an interest-bearing memorandum deferred compensation account until they terminate such election. The election must indicate the date the payments will commence and the method of distribution, either a lump sum or in equal monthly installments (not to exceed 120). Interest on the account is paid at a rate equal to the average yield for Corporate Aa bonds per Moody’s Bond Survey less a .5% Expense Allowance.

Director Joseph L. Lanier, Jr. and executive officer Russell B. Tucker have deferred compensation accounts under this plan. Mr. Lanier is no longer actively deferring compensation under the plan, but Mr. Tucker deferred compensation under the plan in 2004. Neither Mr. Lanier nor Mr. Tucker currently receive payouts under this plan.

Payments to Directors

Directors of the Company are currently compensated on the following basis:

(1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $2,000 for each physically attended Board or Board Committee meeting, a fee of $500 for each telephonic Board or Board Committee meeting in which they participate, and an annual retainer of $45,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive a reimbursement for their travel and lodging expenses if they do not live in the area where the meeting is held.

Each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange. The entire Board may, for calendar years commencing with 1996, award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it shall select. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options may be fixed by the Board at a discount not to exceed 25% of the fair market value on the grant date or at the fair market value of the stock on the grant date. On October 27, 2004, the Board awarded stock options with a fair market value exercise price ($53.90) on this non-formula basis for 6,000 shares to Sam R. Perry.

Commencing with 1997 retainer and meeting and committee fees (assuming attendance at all scheduled meetings), Outside Directors may annually elect to make deferrals of such compensation for the following year into the interest-bearing account of the Torchmark Corporation 1996 Non-Employee Director Stock Option Plan (for amounts earned prior to 1999) and pursuant to the deferred compensation stock option provisions of the 1998 Incentive Plan (for amounts earned in 1999 and in subsequent years). They may subsequently elect to convert such balances to stock options with either fair market value or discounted exercise prices. In December 2003, Messrs. Hagopian, Lanier, McCormick, Records and Smith chose to make such deferrals of 2004 compensation. In 2004 Messrs. Hagopian (prior to his April 2004 retirement from the Board) and Records converted their 2004 deferral account balances into options on 1,676, and 4,344 shares, respectively, with fair market value exercise prices. Messrs. McCormick and Smith elected in 2004 to convert their 2004 deferral account balances into options on 2,695 and 2,165 shares, respectively, with exercise prices at 75% of market value. Mr. Lanier did not elect to convert his 2004 deferral account to stock options. Accordingly, his 2004 deferral account will remain at market rate interest until its payment upon the earliest to occur of (a) December 31, 2009, (b) the first business day of the fourth month after his death, or (c) his ceasing to serve as a director of Torchmark for any reason other than death.

In order to comply with certain changes to the law regarding non-qualified deferred compensation paid to the Company’s non-employee directors, which are required by the American Jobs Creation Act, the Compensation Committee of the Board on December 13, 2004 adopted a new plan, the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the 2005 Director Plan), subject as required by the rules of the New York Stock Exchange to the approval of Company shareholders at the April 28, 2005 Annual Meeting of Shareholders. In 2004, Messrs. McCormick and Records elected to defer 100% of their 2005 director compensation and receive contingently granted fair market value stock options pursuant to the 2005 Director Plan, subject to that Plan’s approval by Company shareholders at the April 28, 2005 Annual Meeting, on a January 2005 grant date selected by the Compensation Committee. On January 12, 2005, Messrs. McCormick and Records were contingently granted stock options on 4,542 and 1,030 shares, respectively, with an exercise price of $55.05 per share, the fair market value of Company common stock on the grant date.

(2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings or Board committee meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

(3) Compensation paid to the director serving as Chairman of the Executive Committee is determined annually by the Compensation Committee in their discretion. Pursuant to the terms of a Consultation Agreement, the Compensation Committee determined to pay R.K. Richey $250,000 for service in 2004 as Chairman of the Executive Committee.

(4) Beginning in April 2003, the director serving as Chairman of the Audit Committee receives a $5,000 annual retainer for service as chairman.

Torchmark annually pays premiums on three life insurance policies for R.K. Richey, currently a director and formerly Chairman and Chief Executive Officer of Torchmark. Life insurance premiums paid for Mr. Richey were $58 thousand in 2004.

Each person who served as a non-employee director on or prior to February 29, 2000 is eligible to receive upon retirement from the Board a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary. Directors who retired prior to the termination of this retirement benefit program effective February 29, 2000, have been and will continue to receive their retirement benefit payments in cash. Directors with accrued but unpaid retirement benefits under this program on the date of termination were offered the opportunity to convert the present value of such retirement benefits on that date to options in Company common stock. Accordingly, Messrs. Boren, Farley, Lanier, McCormick, Records, Richey and Smith received stock options reflecting the present value of their respective retirement benefits on February 29, 2000. Messrs. Adair, Zucconi and Perry, who did not serve as directors in 2000, will not receive any director retirement benefits.

Other Transactions

In 2004, the Company paid MidFirst Bank $89,817 in fees as the servicing agent for portions of the Company subsidiaries’ commercial real estate portfolios. George J. Records is Chairman and a director of Midland Financial Co., the parent corporation of MidFirst Bank.

In two transactions in the fourth quarter 2004, Torchmark’s subsidiary, Liberty sold certain commercial mortgage loan participations originated and serviced by MidFirst Bank back to MidFirst Bank. In October 2004,

Liberty sold its interest in twelve commercial mortgage loan participations to MidFirst for $55 million in a transaction reviewed and approved by the Torchmark Board of Directors, on which Mr. Record’s sits and with Mr. Record’s recusing himself, and by the Liberty Board, on which Mr. Records does not sit. The December 2004 sale transaction to MidFirst involved a single participation interest, which was sold by Liberty for $17.1 million after having been approved by the Liberty Board of Directors. Torchmark obtained from independent third party valuation firms experienced in valuing commercial loans an opinion or appraisal values indicating that the purchase price on each transaction was within a commercially reasonable and acceptable range.

Lamar C. Smith is an officer and director of First Command Financial Services, Inc. (First Command) a corporation 100% owned by the First Command Employee Stock Ownership Plan (First Command ESOP). Mr. Smith is a beneficiary of the First Command ESOP although he has no ability to vote the stock of First Command that is held by the First Command ESOP. First Command, with 560 home office employees and 847 appointed agents both inside and outside the United States, receives commissions as the military agency distribution system for selling certain life insurance products offered by Torchmark’s insurance subsidiaries pursuant to agency agreements. In 2004, that company received commission payments of $67.0 million for sales of life insurance on behalf of Torchmark subsidiaries, which comprised approximately 30% of First Command’s 2004 revenues.

Liberty, a Torchmark subsidiary, is also party to a coinsurance agreement with First Command Life Insurance Company, a First Command subsidiary, whereby Liberty cedes back to First Command Life on an annual basis approximately 3% of the life insurance business sold by First Command Life on behalf of Liberty and First Command Life annually pays Liberty certain designated percentages of renewal and first year premiums as expense reimbursement and the actual amount of commissions paid or advanced on the premium received. Additionally, under this agreement, Liberty and other Torchmark subsidiaries provide First Command Life with certain administrative, accounting and investment management services. In 2004, Liberty paid $2,233,000 to First Command Life in premiums and received $167,000 in expense reimbursements, $259,000 in benefit repayments and $1,467,000 as commission reimbursements.

Torchmark subsidiaries, United American and Liberty, entered into a $27,000,000 7% collateral loan agreement (maximum principal amount and accumulated interest) with IRA (now First Command) in 1998 and a 7.55% construction loan agreement in an amount not to exceed $22,500,000 with First Command in 2001, respectively. UA made a $7,000,000 loan in 1998 and a $15,000,000 loan to IRA under the collateral loan agreement. The largest aggregate amount of indebtedness outstanding from IRA to United American under the collateral loan during 2004 was $12,635,542 and as of January 31, 2005, the outstanding balance of the collateral loan was $10,919,095. The construction loan resulted in a permanent fifteen year mortgage financing at a rate of 2.25% over the ten year treasury rate at inception but not less than 7%, specifically in a $22.3 million principal amount 7% mortgage loan to be repaid in monthly installments commencing on May 1, 2003. The mortgage loan had an outstanding principal balance of $20,747,285 at February 25, 2005. The largest aggregate indebtedness to Liberty from First Command under the mortgage loan during 2004 was $21,740,413.

R. K. Richey is a two-third owner of Stonegate Management Company, LLC (Stonegate Management). In 2004, pursuant to contractual agreements, Torchmark subsidiaries paid $701,705 to Commercial Real Estate Services, a 50% owned subsidiary of Stonegate Management, for building management and maintenance services on Liberty and Globe real estate and $261,188 for leased rental property.

Until September 30, 2004, director Sam R. Perry was a shareholder and Of Counsel in the law firm of Sneed Vine and Perry, P.C. That law firm, which from time to time provides legal representation to Torchmark subsidiaries, received $319,681 in 2004 for its services from Torchmark subsidiaries, 7% of that firm’s revenues.

On January 3, 2005, two grantor retained annuity trusts for the benefit of the adult sons of C. B. Hudson and of which he serves as trustee (the 1999 Ceb Hudson GRAT Trust dated January 3, 2000 and the 1999 Ben Hudson GRAT Trust dated January 3, 2000) sold 41,470 shares of Torchmark common stock in a privately-negotiated transaction to Torchmark for $2,365,656. The purchases (20,735 shares from each of the Trusts) were made at the average of the high and low prices of Torchmark stock on January 3, 2005 ($57.045 per share).

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all required Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except Lamar Smith filed one late Form 4 to report a stock option grant, Sam Perry filed one late Form 4 to report a stock option grant, Andrew King filed an amended Form 4 late reporting an additional stock option grant, R.K. Richey filed an amended Form 4 to correctly report all shares owned by his family partnership, and amended Forms 4 were filed to correct calculation errors in the estimated conversion of monetary balances to shares from a unitized fund in an employee benefit plan by C.B. Hudson (one amendment), Glenn Williams (one amendment), Roger Smith (one amendment), Mike Klyce (one amendment) and Spencer Stone (four amendments).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised entirely of outside independent directors in compliance with all New York Stock Exchange, Internal Revenue Service and Securities and Exchange Commission rules, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives, to grant stock options pursuant to the 1998 Stock Incentive Plan, to determine any senior executives eligible to participate in the executive deferred compensation stock option program under the 1998 Incentive Plan and to determine participants in the Section 162(m) Plan and fix annual bonus goals and targets for those participants.

The Committee operates to perform these duties pursuant to a written charter which is periodically reviewed (at least annually) and revised when needed by the Committee and the Board. The Committee meets on a scheduled basis throughout the year either in person or by teleconference and from time to time, also considers and takes action by unanimous written consent. The Committee Chairman makes regular reports to the full Board at its meetings regarding Committee actions and recommendations. Company management supports the Committee in its work and in some instances acts pursuant to delegated authority to perform various functions on behalf of the Committee in the day-to-day administration of the Company’s compensation program and plans. Additionally, the Committee has the authority to engage outside advisors, experts and others to assist it. Historically, the Committee has periodically utilized unaffiliated executive compensation consultants to assist it in reviewing executive compensation policies and practices. The Committee directly engaged an independent compensation consulting firm in 2004 to assist the Committee in its review of the compensation for executive officers as described below.

In 2004, Mercer Human Resource Consulting, an independent compensation consulting firm, was employed by the Committee to review the competitiveness of cash and equity compensation for the Company’s top five executive positions (the CEO and next four most highly paid executives) and to present a report on long-term incentive compensation. The results of the analysis by the independent consultant and corroborated by the Committee included the observation that Torchmark’s total executive compensation is generally between the median and the 75th percentile.

Both the Committee’s review and the outside compensation consultant’s review of Torchmark’s executive compensation indicate an emphasis on long-term performance with long-term incentive awards generally above the median market practices, which is reflective of the Company’s business philosophy and its Compensation Principles discussed more fully below. This emphasis of long-term incentive awards, largely in the form of market value stock options, puts a substantial portion of these executive’s compensation at-risk and aligns their interest with that of Company stockholders.

Compensation Principles

The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company’s executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program also takes into consideration competitive remuneration practices in the insurance and financial services sectors. Torchmark’s executive compensation program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation, whether paid under the Section 162(m) Plan or outside that Plan, focus on a number of factors, including growth in net operating income per share, pre-tax operating income and/or return on equity for holding company executives and on growth in insurance operating income, underwriting income and/or premium growth for the executives of the Company’s insurance subsidiaries.

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that paid under the Section 162(m) Plan or otherwise deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Compensation paid pursuant to the Torchmark Corporation Annual Management Incentive Plan (the Section 162(m) Plan), is intended to the extent reasonable to qualify as “performance-based compensation” not subject to the limitations of Internal Revenue Code Section 162(m) on tax deductability of executive compensation in excess of $1 million. In addition to bonus compensation paid under the Section 162(m) Plan, Torchmark may compensate its executives and key employees in the form of salaries, bonuses and other benefits for which the Company may or may not receive a tax deduction.

Salary and Bonus System

For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals vary by operating company based upon that particular company’s current position. Annually, the Compensation Committee, with input from the Company’s Chairman and Chief Executive Officer, calculates a pool to fund current year bonuses and subsequent year salaries for all executives whose combined cash compensation exceeds $150,000 per year. The salary/bonus pool is determined by taking a percentage not to exceed 1%, of Torchmark’s pre-tax operating income for the performance period (typically a calendar year). Pre-tax operating income is defined as income, before taxes, excluding realized investment losses and certain other nonoperating items, nonrecurring items and discontinued operations, which may vary from year to year. Both bonuses paid under the Section 162(m) Plan and discretionary bonuses paid outside that Plan are paid from this pool. The actual percentage used to establish the pool is based on the percentage derived by dividing the aggregate amount of the target amount of the target bonus amounts of all executives of Torchmark and its subsidiaries who are eligible to receive a bonus (including bonuses paid outside the Plan) by the amount of Torchmark’s projected pre-tax operating income for the year.

The Compensation Committee, in consultation with the Company’s Chairman and Chief Executive Officer, then reviews each subsidiary’s performance relative to the goals and fixes salaries and bonuses for that operating subsidiary’s executives. The degree to which these executives have met their particular subsidiary’s goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

Section 162(m) Bonus Plan

Each year, the Compensation Committee determines within the first 90 days, those executives who are eligible to participate in the Section 162(m) Plan for that year from among the Chief Executive Officer, the four other highest paid executive officers other than the chief executive officer (the covered employees), and any other executive officer of the Company or its subsidiaries they may select. Also within this 90 day period, the Compensation Committee establishes performance criteria and target awards for each participating executive. Performance criteria which may be selected are set out above in the Compensation Principles section. Actual performance relative to the selected performance criteria and targets determines the extent to which a target bonus amount may be paid. The maximum amount of the bonus pool which can be paid under the Plan to the CEO and the four “covered” executives cannot exceed 40% of the total pool, with not more than a maximum 15% payable to the CEO and the individual bonuses in total to the four other “covered” executives may not exceed 25% of the pool.

At the end of the performance period, the Compensation Committee must determine and certify that the performance criteria/objectives have been met by a participant before any bonus is paid. While the Compensation Committee has the discretion to reduce a bonus to be paid for any reason, it may not increase a bonus payment above the objectively-determined amount.

On February 22, 2004, the Compensation Committee determined that C.B. Hudson, Mark S. McAndrew and Tony G. Brill would be participating in the Plan for 2004. On that same date, the Compensation Committee determined the maximum pool would be 0.60% of 2004 pre-tax operating income. They also established the respective maximum percentages of the bonus pool that Messrs. Hudson, McAndrew and Brill, respectively, could receive and fixed growth in net operating income per share from 2003 to 2004 above an established threshold as the applicable performance criteria for each participant. That threshold must have been met before any bonus could be paid to a participant; if it was not, no bonus would be paid. If the threshold was met, the participant would be eligible for a bonus equal to his maximum percentage of the bonus pool, subject to the Compensation Committee’s discretion regarding any reduction in a bonus.

Stock Option Program

The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock were awarded in 2003 was adopted in April 1998. It has as its stated purpose attracting and retaining employees who contribute to the Company’s success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Compensation Committee, as administrator of the 1998 Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company’s common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility.

Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to be eligible from year to year for consideration for stock option awards related to salary.

Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options generally become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

Deferred Compensation Option Program

The Company’s 1998 Incentive Plan, adopted in April, 1998, contains provisions permitting designated executives to receive deferred compensation stock options. The plan permits eligible executives to defer salary and/or bonus on an annual basis into an interest-bearing account and subsequently on a one time basis within a limited time period to elect to convert all or a portion of their deferred compensation into Company stock options granted at market value or at a discount not to exceed 25%. The Compensation Committee did not designate any Company executives to participate in this program in 2004.

Compensation of Chief Executive Officer

C. B. Hudson joined the Company subsidiary Globe in 1974 as its Chief Actuary and subsequently has served as a senior executive officer and director of the Company’s principal insurance subsidiaries since that time. During the period 1982 to 1991, he was elected as Chairman and Chief Executive Officer of United American, Globe and Liberty, all principal insurance subsidiaries of the Company. Mr. Hudson was elected to the Torchmark Board of Directors in 1986 and was named Chairman of Insurance Operations of the Company in January 1993. He assumed the responsibilities of Chairman, President and Chief Executive Officer of the Company on March 10, 1998. Effective as of April 2001, he serves as Chairman and Chief Executive Officer of the Company.

Mr. Hudson’s base salary is determined by the Compensation Committee considering his current job responsibilities and a comparison of salaries paid at peer companies.

On January 12, 2005 the Compensation Committee certified attainment of his bonus goals and targets and awarded Mr. Hudson a 2004 bonus of $300,000 under the Section 162(m) Plan. Mr. Hudson elected to receive that bonus in the form of non-qualified options on 19,603 shares of Torchmark common stock with a grant date of January 12, 2005 and an exercise price of $55.05 (fair market value on the grant date).

Mr. Hudson’s stock options, which are also determined by the Compensation Committee, were based upon his leadership and ability to enhance the long term value of the Company. The Compensation Committee granted Mr. Hudson market value stock options ($56.24 exercise price) on 75,000 shares on December 13, 2004.

Mr. Hudson’s base salary and any stock options awarded to him were not directly tied to any one or a group of specific measures of corporate performance.

In the three-year period 2002-2004, which is covered by the Summary Compensation Table on page 22, Torchmark’s diluted operating earnings per share grew from $3.21 per share in 2001 to $4.23 per share in 2004. Return on equity decreased to 16.2% in 2004 from 16.6% in 2001. Torchmark repurchased 15.9 million shares in the 2002-2004 period under its share repurchase program, 13.0% of the outstanding shares at the beginning of that period.

Compensation of Other Executives

The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a bonus, either paid upon certified attainment of previously-established performance goals under the Section 162(m) Plan or on a discretionary basis outside that Plan, which may be impacted by a number of factors, more particularly described in the Compensation Principles section above. The pool of funds available for determining their salaries and bonuses is calculated based upon the formula described in the discussion of the salary and bonus system. Determination of any salary increase or discretionary bonus award to such an executive is then recommended by the Chairman and Chief Executive Officer based upon an evaluation of a number of factors, including those listed above, to the Compensation Committee for its decision. Determination of any bonus paid to such executives who have been selected to participate in the Section 162(m) Bonus Plan is made by the Compensation Committee based on such executive’s attainment of the pre-established bonus goals and targets fixed by the Committee.

Mr. McAndrew serves as Chairman of Insurance Operations of the Company and as President and Chief Executive Officer of United American and Globe. He is responsible for the Company’s direct response insurance marketing. On January 12, 2005 the Compensation Committee certified attainment of his bonus goals and targets and awarded a 2004 bonus of $200,000 under the Section 162(m) Plan to Mr. McAndrew, which he chose to receive in cash.

Mr. Brill is the Executive Vice President and Chief Administrative Officer in charge of insurance administration for Torchmark and all its insurance subsidiaries. On January 12, 2005, the Compensation Committee certified attainment of his bonus goals and targets and awarded a 2004 bonus under the Section 162(m) Plan to Mr. Brill of $150,000, which was paid in cash.

Mr. McWhorter is an Executive Vice President of the Company and the President and Chief Executive Officer of Liberty and UILIC. Mr. McWhorter was awarded a $80,000 discretionary bonus by the Compensation Committee for 2004, which he elected to be paid in cash.

Mr. Coleman serves as Executive Vice President and Chief Financial Officer of the Company. He has been responsible for the Company’s accounting operations since 1994 and is also in charge of all financial areas. The Compensation Committee awarded Mr. Coleman a $150,000 discretionary bonus for 2004, which he chose to be paid in cash.

Compensation and Company Performance

As indicated above, the annual aspect of executive compensation for holding company executives of Torchmark centers on growth in net operating income per share, earnings per share and return on equity as well as increases in pre-tax operating income and for executives of the insurance subsidiaries on growth in underwriting income and premium income. Pre-tax operating income was $722 million in 2004, an increase of 6% over 2003. Diluted operating earnings per share grew from $3.87 per share in 2003 to $4.23 per share in 2004, a 9% change. Return on equity was 16.2% in 2004 compared to 16.3% in 2003. Premium income, which made up 80% of the Company’s total revenues, rose to $2.47 billion in 2004 from $2.38 billion in 2003. Underwriting income comprised 56% of the Company’s pre-tax operating income for 2004. Underwriting income increased 8% from $372 million to $401 million in 2004 from 2003.

The above performance resulted in compensation changes to certain of the Company’s executives as a group shown in the Summary Compensation Table on page 22. Salaries paid to persons who are listed in that table increased 3.1% in 2004 over 2003, while their bonuses decreased 15.0% for a net decrease in cash compensation of .3%

The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years diluted operating earnings per share have increased 32% and rose from $3.21 in 2001 to $4.23 in 2004.

Joseph L. Lanier, Jr., Chairman

Joseph M. Farley

David L. Boren

The foregoing Compensation Committee Report on Executive Compensation shall not be deemed “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors: Paul J. Zucconi, who currently serves as Committee Chairman; Charles E. Adair, Harold T. McCormick and Joseph M. Farley. All of the Audit Committee members are independent as that term is defined in the rules of the New York Stock Exchange. All members of the Audit Committee are financially literate as that qualification has been interpreted by the Company’s Board of Directors in its business judgment and at least one member of the Audit Committee has accounting or related financial management expertise. In October 2003, the Board of Directors, after review and deliberation, determined that Paul J. Zucconi is the audit committee financial expert serving on the audit committee in accordance with the definition and qualifications for an audit committee financial expert set out in SEC Regulation S-K, Item 401. Mr. Zucconi is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 and continues to serve as the audit committee financial expert.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s consolidated financial reports, its internal financial and accounting controls, and its auditing, accounting and financial reporting processes generally.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited consolidated financial statements of Torchmark as of and for the year ended December 31, 2004 with Company management and Deloitte & Touche LLP (Deloitte), the independent auditors. The Audit Committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Deloitte any relationships which might impair that firm’s independence from management and the Company and satisfied itself as to the auditors’ independence. The Audit Committee reviewed and discussed with Deloitte all communications required by auditing standards generally accepted in the United States of America, including Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in Torchmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Paul J. Zucconi, Chairman

Charles E. Adair

Joseph M. Farley

Harold T. McCormick

The foregoing Audit Committee Report shall not be deemed “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees, including out-of-pocket expenses, billed to Torchmark for the fiscal years ended December 31, 2004 and 2003 by the Company’s principal accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities).

	2004		2003
Audit Fees (a)
Financial Statements	1,276,826		1,195,543
Sarbanes-Oxley Act, Section 404 Attestation	1,300,000		0
Audit Related Fees
Pension Plan	115,000		97,000
Sarbanes-Oxley Act, Section 404 Advisory Services	262,171		278,511
Total Audit and Audit Related Fees		2,953,997		1,571,054

Tax Fees (b)		176,277		309,140

All Other Fees
Actuarial Fees	15,150			38,000
Insurance Department Examinations	0			63,097
Total All Other Fees		15,150		101,097

Total Fees		3,145,424		1,981,291

(a)	Fees for audit services billed in 2004 and 2003 consisted of:
(i)	Audit of Company’s annual financial statements and insurance subsidiaries statutory financial statements;
(ii)	Review of the Company’s quarterly financial statements; and
(iii)	Services related to Securities and Exchange Commission filings and regulatory matters.

(b)	Fees for tax services provided in 2004 and 2003 consisted primarily of fees for assistance with tax audits and appeals.

Pre-approval Policy

All audit and non-audit services performed by Deloitte in 2004 were pre-approved in accordance with the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor adopted by the Audit Committee at its April 23, 2003 meeting, as amended at its October 13-14, 2003 meeting. The Policy requires that all services provided by Deloitte, both audit and non-audit must be pre-approved by the Audit Committee or a Designated Member thereof except for certain de minimus exceptions. After discussions with Deloitte and Company management, the Audit Committee has determined that the provision of certain designated audit-related, tax and all other services do not impair the independence of Deloitte. The Policy describes the permitted audit, audit-related, tax and all other services (collectively, the Disclosure Categories) that Deloitte may perform. Pre-approvals of audit and non-audit services may be given at any time up to a year before commencement of the specific service.

A description of the services expected to be provided by Deloitte in each of the Disclosure Categories (a Service List) is presented to the Audit Committee for approval. Upon receipt of approval of these services by the Audit Committee or a Designated Member, the services are provided by Deloitte for the duration of the pre-approved period. Any requests for audit, audit-related, tax and other services not on the pre-approved Service List must be separately pre-approved by the Audit Committee or the Designated Member and cannot be commenced until such pre-approval is obtained. If the Designated Member pre-approves permitted services, a report of this specific pre-approval must be made to the Audit Committee at its next regularly scheduled meeting. The Chief Financial Officer or his designee may engage Deloitte to provide any permitted service if the expected fee does not exceed $50,000 after obtaining approval of the Chairman of the Audit Committee as the Designated Member. The Audit Committee may also periodically establish fee thresholds for pre-approved services.

At each regularly scheduled Audit Committee meeting, the Audit Committee reviews a summary of the services provided including fees, a listing of new pre-approved services since the Committee’s last meeting, a list of any de minimus services approved by the Chief Financial Officer and the Audit Committee Chairman and an updated projection for the current fiscal year of estimated annual fees to be paid to Deloitte.

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdategroup.com/S&P.htm

The line graph shown above compares the yearly percentage change in Torchmark’s cumulative total return on its common stock with the cumulative total returns of the Standard and Poor’s 500 Stock Index (S&P 500) and the Standard and Poor’s Life & Health Insurance Index (S&P Life & Health Insurance). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Life & Health Insurance.

MISCELLANEOUS INFORMATION

Proposals of Stockholders

In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 2006, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 21, 2005. If a stockholder proposal is submitted outside the proposal process mandated by Securities and Exchange Commission rules, it will be considered untimely if received after February 4, 2006.

General

The cost of this solicitation of proxies will be paid by the Company. The Company is requesting that certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries forward solicitation material to the underlying beneficial owners of the shares of the Company they hold of record. The Company will reimburse all reasonable forwarding expenses.

The Annual Report of the Company for 2004, which accompanies this proxy statement, includes a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 and the financial statements and schedules thereto. Upon request and payment of copying cost, the exhibits to the Form 10-K will be furnished. These written requests should be directed to Investor Relations Department, Torchmark Corporation at its address stated above.

By Order of the Board of Directors

Carol A. McCoy

Vice President, Associate Counsel & Secretary

March 21, 2005

Appendix A

TORCHMARK CORPORATION

2005 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

The name of this plan is the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the “Plan”). The purpose of the Plan is to enable Torchmark Corporation (the “Company”) and its Subsidiaries and Affiliates to attract and retain directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such directors to participate in the long-term success and growth of the Company through an equity interest in the Company. This Plan replaces those parts of the Company’s 1998 Stock Incentive Plan (the “Prior Plan”) which provide benefits to and deferral opportunities to Non-Employee Directors of the Company. Compensation deferred and options and other rights granted under the Prior Plan before the effective date of this Plan shall continue to be governed by the terms of the Prior Plan, but no additional Compensation shall be deferred by and no additional options or rights shall be granted to Non-Employee Directors under the Prior Plan after the effective date of this Plan.

For purposes of the Plan, the following terms shall be defined as set forth below:

“Affiliate” means any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10 percent beneficial ownership interest.

“Annual Compensation” means the annual cash retainer and meeting fees payable by the Company to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board) of the Company, as such amount may be changed from time to time. For purposes of an election to receive Stock Options under the Plan in lieu of Annual Compensation, meeting fees will be estimated and deemed to be earned at the beginning of the year for all scheduled meetings during the year, whether or not the Optionee later attends such meetings.

“Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

“Cause” means a Participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.

“Change in Control” means the happening of any of the following:

(iv)	when any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary thereof or any Company employee benefit plan), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities.

(v)	the occurrence of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act.

(vi)	when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

(vii)	the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary thereof through the purchase of assets, by merger, or otherwise.

“Change of Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Tape, or paid or offered in any transaction related to a Change of Control of the Company at any time during the sixty day period immediately prior to the Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Commission” means the Securities and Exchange Commission.

“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

“Company” means Torchmark Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

“Election Date” means the date by which a Non-Employee Director must submit a valid Election Form to the Plan Administrator in order to participate under Section 6 of the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

“Election Form” means an Election Form for Annual Compensation, substantially in the form attached hereto as Exhibit A, pursuant to which a Non-Employee Director elects to defer Annual Compensation under the Plan or to convert Annual Compensation into Stock Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Fair Market Value” means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange Composite Tape.

“Interest Account” means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan Administrator).

“Non-Employee Director” means a director of the Company who is not an employee of the Company or of any Subsidiary or Affiliate (as determined by the Committee).

“Optionee” means a Non-Employee Director to whom a Stock Option has been granted or, in the event of such individual’s death prior to the expiration of a Stock Option, such individual’s Beneficiary.

“Participant” means any Non-Employee Director who has been awarded a Stock Option under the Plan.

“Plan” means this 2005 Non-Employee Director Incentive Plan.

“Plan Administrator” means one or more agents to whom the Board shall have delegated administrative duties under the Plan or the Committee if no such delegation shall have occurred.

“Stock” means the common stock of the Company.

“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 or 6.

“Stock Option Award Notice” means a written award notice to a Non-Employee Director from the Company evidencing a Stock Option.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION.

The Plan shall be administered by the Committee which shall at all times comply with the requirements of Rule 16b-3 of the Exchange Act. All members of the Committee shall also be “outside directors” within the meaning of Section 162(m) of the Code, and the Committee shall be independent within the meaning of the rules of the New York Stock Exchange.

The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee will not have the authority to award Stock Options pursuant to Section 5(b) of the Plan; only the Board shall have this authority.

The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or to any settlement of any dispute between a Non-Employee Director and the Company.

All decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

SECTION 3. STOCK SUBJECT TO PLAN

The total number of shares of Stock reserved and available for distribution under the Plan shall be 375,000, which may consist, in whole, or in part, of authorized and unissued shares or treasury shares.

In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, an equitable substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number and option price of shares subject to outstanding Stock Options granted under the Plan, and (iii) the number of Stock Options to be granted each year pursuant to Section 5, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4. ELIGIBILITY.

All Non-Employee Directors are eligible to participate in the Plan.

SECTION 5. STOCK OPTIONS.

Stock Options granted under the Plan are non-qualified Stock Options. Such Stock Options will be granted pursuant to the pre-established formula contained herein or may, in the sole discretion of the entire Board, be granted as to such number of shares and upon such terms and conditions as shall be determined by the Board.

Stock Options granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(a)	Formula-based Stock Options. For each calendar year, 6,000 Stock Options shall be granted automatically on the first day of each calendar year on which Stock is publicly traded on the New York Stock Exchange to each member of the Board on that date who is a Non-Employee Director. Except as provided in Section 9, said Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of seven years from the date such Stock Option is granted.

(b)	Non-Formula Based Options. Within its sole discretion, the entire Board may award Stock Options on a non-formula basis to all or such individual Non-Employee Directors as it shall select. Such Stock Options may be awarded at such times and for such number of shares as the Board in its discretion determines. Said non-formula based Stock Options shall become first exercisable and shall have an option term of seven years from the date such Stock Option is granted; provided, however, that except as provided in Section 9, no such Stock Option shall be first exercisable until six months from the date of grant. All other terms and conditions of such Non-Employee Director Stock Options shall be as established by the Board in its sole discretion.

(c)	Option Price. The option price per share of Stock purchasable under such Stock Options shall be 100% of the Fair Market Value of the Stock on the date of the grant of the Option.

(d)	Method of Exercise. Any Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for “cashless exercise”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

(e)	Transferability of Options. A Stock Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee; provided, however, that the Committee may (but need not) permit other transfers where there is no consideration whatsoever to any party for said transfer and the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

(f)

Termination of Service. Upon an Optionee’s termination of status as a Non-Employee Director with the Company for any reason, any Stock Options held by such Optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Stock Options or the first anniversary of the Optionee’s death, whichever is later, provided, however, that no Option may be exercised within six months of the date of grant of such Option. Notwithstanding the foregoing sentence, if the Optionee’s status as a Non-Employee Director terminates by reason of or within three months after a merger or other business combination resulting in a Change of Control as defined in Article I of the Plan, the Stock Option shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such Stock Option.

(g)	Deferred Compensation Stock Options. Non-Employee Directors are also eligible to elect Deferred Compensation Stock Options pursuant to Section 6(d) below.

SECTION 6. DEFERRED COMPENSATION OR DEFERRED COMPENSATION STOCK OPTIONS.

(a)	Participation. A Non-Employee Director may participate under this Section 6 of the Plan for a calendar year by delivering a properly completed and signed Election Form to the Plan Administrator on or before the Election Date. The Non-Employee Director’s participation in the Plan will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director’s Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director’s Election Form, provided that the Election Form is received within thirty (30) days following the Non-Employee Director’s date of initial eligibility to participate in the Plan. A Non-Employee Director shall not be entitled to any benefit hereunder unless such Participant has properly completed the Election Form.

(b)	Irrevocable Election. A Participant may not revoke or change his or her Election Form. For each year in which he or she is eligible to participate, a Non-Employee Director may elect either Deferred Compensation pursuant to subsection (c) of this Section or Deferred Compensation Stock Options pursuant to subsection (d) of this Section, but not a combination of the two for any year.

(c)	Deferred Compensation. A Non-Employee Director may elect to defer up to 100% of his or her Annual Compensation (in 10% increments, but not less than 50%) to his or her Interest Account. For bookkeeping purposes, the amount of the Annual Compensation, which the Participant elects to defer pursuant to the Plan, shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash pursuant to subsection (h) below.

(d)	Deferred Compensation Stock Options. A Non-Employee Director shall have the right to convert his or her Annual Compensation into Stock Options in accordance with the provisions of this subsection (d).

(i)	Time of Issuance of Stock Options. If an election is made under this subsection, Stock Options will be issued to the Non-Employee Director on a date selected by the Committee during the month of January in the calendar year to which the election relates (the “Option Grant Date”).

(ii)	Exercise Price of Stock Options. The exercise price per share under each Stock Option granted pursuant to this Article 6 shall be 100% of the Fair Market Value per share on the Option Grant Date.

(iii)	Number and Terms of Options. The number of shares subject to a Stock Option granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to convert to Stock Options; and

B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Board in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

In determining the number of shares subject to a Stock Option, (A) the Board may designate the assumptions to be used in the selected option valuation model, and (B) any fraction of a Share will be rounded up to the next whole number of Shares.

(iv)	Exercise of Stock Options. Except as provided in Section 9, said Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of seven years from the date such Stock Option is granted. An Optionee’s death, retirement or other termination of employment shall not shorten the term of any outstanding Stock Option. A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole shares. Shares shall be issued to the Optionee pursuant to the exercise of a Stock Option only upon receipt by the Company from the Optionee of payment in full in cash of the aggregate purchase price for the shares subject to the Stock Option or portion thereof being exercised. Such payment may be made by check or other instrument as may be acceptable to the Committee (including instruments providing for “cashless exercise”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

(v)	Stock Option Award Notice. Each Stock Option granted under this Section 6 shall be evidenced by a Stock Option Award Notice which shall be executed by an authorized officer of the Company. Such Award Notice shall contain provisions regarding (a) the number of shares that may be issued upon exercise of the Stock Option, (b) the exercise price per share of the Option and the means of payment therefor, (c) the term of the Stock Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Board.

(vi)	Transferability of Options. No Stock Option granted under this Section 6 shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where there is no consideration whatsoever to any party for said transfer and the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Stock Options.

(e)	Time of Election of Deferral. A Non-Employee Director who wishes to defer Annual Compensation for a calendar year pursuant to subsection (c) or (d) hereof must irrevocably elect to do so on or prior to the Election Date for such calendar year, by delivering a valid Election Form to the Plan Administrator. The Election Form shall indicate: (1) the percentage or amount of Annual Compensation to be deferred, (2) whether the deferral will be in the form of Deferred Compensation or Deferred Compensation Stock Options, and (3) the form and timing of the payout of Deferred Compensation.

(f)	Interest Accounts. Amounts in a Participant’s Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant’s Interest Accounts will be segregated to reflect Deferred Compensation on a year-by-year basis. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

(g)	Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Annual Compensation into his or her Interest Account or convert Annual Compensation to Stock Options under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer.

(h)	Form of Payment of Deferred Compensation.

(i)

Payment Commencement Date. Payment of the balances in a Participant’s Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first Business Day of the fourth month after the

Participant’s death, or (c) the Participant’s termination as a Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

(ii)	Optional Forms of Payment. Distributions from a Participant’s Interest Accounts may be paid to the Participant either in a lump sum or in a number of approximately equal monthly installments designated by the Participant on his or her Election Form. Such monthly installments may be for any number of months up to 120 months; provided, however, that in the event of the Participant’s death during the payout period, the remaining balance shall be payable to the Participant’s Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant’s death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in subsection (f) above. If the Participant fails to designate a payment method in the Participant’s Election Form, the Participant’s Account shall be distributed in a lump sum.

(iii)	Irrevocable Elections. A Participant may elect a different payment form for each year’s Annual Compensation deferred under the Plan. The payment form elected or deemed elected on the Participant’s election form shall be irrevocable.

(iv)	Acceleration of Payment. If a Participant elects an installment distribution and the value of such installment payment elected by the Participant would result in a distribution of less than $3,000 per year (based on the value of the Participant’s Interest Accounts at the time the installments are due to commence), the Plan Administrator will accelerate payment of the Participant’s benefits over a lesser number of whole years so that the annual amount distributed is at least $3,000.

(v)	Effect of Adverse Determination. Notwithstanding the Election Form or any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

(i)	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle an unforeseeable emergency. All unforeseeable emergency distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Annual Compensation deferred under the Plan shall be deemed distributed first. For purposes hereof, an unforeseeable emergency means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributable because of an unforeseeable emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(j)	Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

(i)	By payment to the legal representative of such minor or such person;

(ii)	By payment directly to such minor or such person;

(iii)	By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

(k)	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

(l)	Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant’s Interest Accounts are to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

SECTION 7. AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of a Participant or an Optionee under a Stock Option heretofore granted, without the Participant’s or Optionee’s consent.

Amendments may be made without stockholder approval except as required to satisfy Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, stock exchange listing requirements, or other regulatory requirements.

The Board may amend the terms of any Stock Option (other than a Stock Option granted pursuant to Section 5(a) hereof) theretofore granted, prospectively or retroactively; provided, however, (a) no such amendment shall impair the rights of any holder without his/her consent; (b) the original term of a Stock Option may not be extended without prior approval of the stockholders of the Company; and (c) the exercise price of a Stock Option may not be reduced, directly or indirectly, without prior approval of the stockholders of the Company.

SECTION 8. UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Optionee by the Company, nothing set forth herein shall give any such Participant or Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 9. CHANGE OF CONTROL.

In the event of a “Change of Control,” unless otherwise determined by the Board in writing at or after grant, but prior to the occurrence of such Change of Control:

(a)	any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

(b)	the value of all outstanding Stock Options, shall, to the extent determined by the Committee at or after grant, be settled on the basis of the Change of Control Price (as defined in subsection (b) of this Section) as of the date the Change of Control occurs. In the sole discretion of the Board, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change of Control. In addition, any Stock Option which has been outstanding for less than six months shall be settled solely in stock.

SECTION 10. LIMITATIONS ON PAYMENTS.

(a)	Notwithstanding Section 9 above or any other provision of this Plan or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay any Participant an amount which would be an Excess Parachute Payment except as provided in subsection (f) below and except as the Board specifically provides otherwise in the Participant’s grant agreement. For purposes of this Plan, the term “Excess Parachute Payment” shall mean any payment or any portion thereof which would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, (“Tax Counsel”). In the event it is determined that an Excess Parachute Payment would result if the full acceleration of vesting and exercisability provided in Section 9 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Section 9 shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Participant and the Company in applying the terms of this Section 9, a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Participant an additional amount in cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Participant hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he or she would have received as if Sections 280G and 4999 of the Code had not been enacted.

(b)	Subject to the provision of subsection (c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to subsection (a), shall be paid by the Company to the Participant within five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)	The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. The Participant shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which the Participant gives notice to the Company. If the Company notifies the Participant in writing prior to the expiration of the period that it desires to contest such claim, the Participant shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Participant;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided further, that if the Company directs the Participant to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

(d)	In the event that the Company exhausts its remedies pursuant to subsection (c) and the Participant thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of the Participant.

(e)	If, after the receipt of the Participant of an amount advanced by the Company pursuant to subsection (c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to subsection (c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)	Notwithstanding the foregoing, the limitation set forth in subsection (a) shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of subsection (a) hereof), reduced by the amount of Excise Tax imposed on the Participant under Code Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in subsection (a), would exceed (ii) such total amounts payable after application of the limitation of subsection (a). No Gross-Up Payment shall be made in such case.

SECTION 11. GENERAL PROVISIONS.

(a)	Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in the specified cases. The adoption of the Plan shall not confer upon any director of the Company, any Subsidiary or any Affiliate, any right to continued retention as a director with the Company, a Subsidiary or an Affiliate, as the case may be.

(b)

At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 9 hereof and to such other terms and conditions as the Board may specify at the time of grant.

(c)	No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d)	In the event that any provision of the Plan or any related Stock Option Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Stock Option Award Notice.

(e)	The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

(f)	Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(g)	The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

SECTION 12. EFFECTIVE DATE OF PLAN.

The Plan shall be effective on the date it is approved by a majority vote of the Company’s stockholders.

SECTION 13. TERM OF PLAN.

No Stock Option shall be granted pursuant to the Plan on or after January 1, 2015, but awards theretofore granted may extend beyond that date.

EXHIBIT A

ELECTION FORM

[FOR CALENDAR YEAR 2005]

ELECTION TO DEFER NON-EMPLOYEE DIRECTOR COMPENSATION

PURSUANT TO SECTION 6 OF THE TORCHMARK CORPORATION 2005 STOCK

INCENTIVE PLAN

The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 2005 Director Incentive Plan (the “Plan”) with respect to the undersigned’s annual cash retainer and meeting fees payable to the undersigned by Torchmark Corporation (the “Company”) for services as a director (and, if applicable, as a member or chairman of a committee of the Board of Directors) of the Company during the calendar year identified above (“Next Year’s Annual Compensation”). I understand that I may elect an Interest Account Deferral or a Stock Option Deferral, but not a combination of the two. To the extent that my deferral is less than 100% of my Annual Compensation, the balance of my Annual Compensation will be paid to me in cash. I further understand that my Annual Compensation, for purposes of Deferred Compensation Stock Options, will be estimated for the year, that the conversion to Stock Options will occur at the beginning of the year, and that, to the extent my actual Annual Compensation exceeds my estimated Annual Compensation, such excess will be paid to me in cash. Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

Interest Account Deferrals

                 (Initials) I hereby irrevocably elect to defer into my Interest Account under the Plan                 % [indicate any percentage from 50% to 100%, in 10% increments] of my next year’s Annual Compensation until the earliest of (a) December 31 of the fifth year after the year identified above, (b) the first Business Day of the fourth month after my death, or (c) my termination as a director of the Company for any reason other than my death (the “Payment Date”). Any amount remaining in my Interest Account on the Payment Date will be paid to me or my Beneficiary [please check ONE box] ☐ in cash in a lump sum on the Payment Date, or ☐ in approximately equal installments over              months [up to 120 months] beginning on the Payment Date; provided, however, that in the event of my death during such payout period, the remaining balance shall be payable to my Beneficiary in a lump sum on the first Business Day of the fourth month after my death.

Stock Option Election

                 (Initials) I hereby irrevocably elect to convert, as of the date hereof,             % [indicate any percentage from 50% to 100%, in 10% increments] of my Annual Compensation for the year identified above to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan.

Executed this                  day of                     , 2004.

(Signature)

(Printed Name)

Appendix B

TORCHMARK CORPORATION

2005 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the Torchmark Corporation 2005 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Torchmark Corporation (the “Company”), by linking the personal interests of employees, officers and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option or Restricted Stock Award granted to a Participant under the Plan.

(b) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee or the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(e) “Change in Control” means and includes the occurrence of any one of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 25% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Awards that may at any time constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

(g) “Committee” means the committee of the Board described in Article 4.

(h) “Company” means Torchmark Corporation, a Delaware corporation, or any successor corporation.

(i) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall continue to the extent provided in a written severance or employment agreement during any period for which severance compensation payments are made to an employee, officer or consultant and shall not be considered interrupted in the case of any short-term disability or leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Notwithstanding the foregoing, for any Awards that constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Continuous Status as a Participant shall mean the absence of any “separation from service” or similar concept as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(j) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(k) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

Notwithstanding the foregoing, for any Awards that may at any time constitute a nonqualified deferred compensation plan within the meaning of Section 409A(d) of the Code, Disability shall have the same meaning as set forth in any regulations, revenue procedure or revenue rulings issued by the Secretary of the United States Treasury applicable to such plans.

(l) “Effective Date” has the meaning assigned such term in Section 3.1.

(m) “Eligible Participant” means an employee, officer or consultant of the Company or any Affiliate.

(n) “Exchange” means the New York Stock Exchange or any other national securities exchange or, if applicable, the Nasdaq National Market on which the Stock may from time to time be listed or traded.

(o) “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(p) “Good Reason” has the meaning assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean a reduction by the Company or an Affiliate in the Participant’s base salary (other than an overall reduction in salaries that affects substantially all full-time employees of the Company and its Affiliates).

(q) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(r) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(s) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(t) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(u) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(v) “Participant” means a person who, as an employee, officer or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 9.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(w) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(x) “Plan” means this Torchmark Corporation 2005 Incentive Plan, as amended or supplemented from time to time.

(y) “Restricted Stock Award” means Stock granted to a Participant under Article 8 that is subject to certain restrictions and to risk of forfeiture.

(z) “Retirement” means a Participant’s termination of employment with the Company or an Affiliate with the Committee’s approval after attaining any normal or early retirement age specified in any pension, profit sharing or other retirement program sponsored by the Company, or, in the event of the inapplicability thereof with respect to the Participant in question, as determined by the Committee in its reasonable judgment.

(aa) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(bb) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 10.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 10.1.

(cc) “Stock” means the $.1.00 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 10.

(dd) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(ee) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(ff) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the shareholders of the Company (the “Effective Date”).

3.2. TERMINATION OF PLAN. The Plan shall terminate on the tenth anniversary of the Effective Date unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Code Section 162(m)) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k) Amend the Plan or any Award Certificate as provided herein; and

(l) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the above, the Board or the Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who are also officers of the Company, the authority, within specified parameters, to (i) designate Eligible Participants to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be granted to any such Participants; provided that a limit on the total number or dollar value of Awards to be granted to any such Participants shall be approved in advance by the Board or the Committee and provided further that such delegation of duties and responsibilities to such special committee may not be made with respect to the grant of Awards to Eligible Participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.4. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 5,625,000. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,000,000. The maximum number of Shares that may be issued as Restricted Stock under the Plan shall be 50,000.

5.2. SHARE COUNTING. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued Shares from such Award will again be available for issuance pursuant to Awards granted under the Plan.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Participant shall be 800,000. The maximum aggregate grant with respect to Restricted Stock Awards in any one calendar year to any one Participant shall be 7,000.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that the exercise price of an Option shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. Except under certain circumstances contemplated by Section 9.9 or as may be set forth in an Award Certificate with respect to death, Disability or Retirement of a Participant, Options granted after June 30, 2005 will not be exercisable before the expiration of one year from the Grant Date. The Committee may permit an arrangement whereby receipt of Stock upon exercise of an Option is delayed until a specified future date.

(c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than seven years from the Grant Date.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) EXERCISE PRICE. The exercise price of an Incentive Stock Option shall not be less than the Fair Market Value as of the Grant Date.

(b) LAPSE OF OPTION. Subject to any earlier termination provision contained in the Award Certificate, an Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided,

however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) or (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below, it will automatically become a Nonstatutory Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The seventh anniversary of the Grant Date.

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(4) One year after the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5) One year after the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 9, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 9.5.

(c) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(d) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(e) EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date of the Plan, or the termination of the Plan, if earlier.

(f) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(g) ELIGIBLE GRANTEES. The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date an employee of the Company or a Parent or Subsidiary.

ARTICLE 8

RESTRICTED STOCK AWARDS

8.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee, subject to Section 5.4

8.2. ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation,

limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock) covering a period of time specified by the Committee (the “Restricted Period”). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock.

8.3. FORFEITURE. Except for certain limited situations (including the death, Disability or Retirement of the Participant or a Change in Control referred to in Section 9.8), Restricted Stock Awards subject solely to continued employment restrictions shall have a Restriction Period of not less than five years from the Grant Date (but permitting pro-rata vesting over such time). Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, immediately after termination of Continuous Status as a Participant during the applicable Restriction Period or upon failure to satisfy a performance goal during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

8.4. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 9

PROVISIONS APPLICABLE TO AWARDS

9.1. STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan. Subject to Section 9.2, Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Stock Option exceed a period of seven years from its Grant Date (or, if Section 7.2(d) applies, five years from its Grant Date).

9.3. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

9.4. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where there is no consideration whatsoever to any party for said transfer and the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

9.5. BENEFICIARIES. Notwithstanding Section 9.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

9.6. STOCK CERTIFICATES. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

9.7. ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the Participant’s death or Disability during his or her Continuous Status as a Participant, (i) all of such Participant’s outstanding Options shall become fully exercisable and (ii) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Nonstatutory Stock Options.

9.8. ACCELERATION UPON A CHANGE IN CONTROL. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award if a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason within one year after the effective date of a Change in Control, (i) all outstanding Options shall become fully exercisable and (ii) all time-based vesting restrictions on outstanding Awards shall lapse.

9.9. DISCRETIONARY ACCELERATION. Regardless of whether an event has occurred as described in Section 9.7 or 9.8 above, the Committee may in its sole discretion at any time determine that, upon the death, Disability, Retirement or termination of service of a Participant, all or a portion of such Participant’s Options shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 9.9.

9.10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

9.11. FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but are not limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

9.12. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

10.1. GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee may adjust the Plan and Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable. In addition, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor. To the extent that any adjustments made pursuant to this Article 10 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 11

AMENDMENT, MODIFICATION AND TERMINATION

11.1. AMENDMENT, MODIFICATION AND TERMINATION.

(a) The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit Awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of an Exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

(b) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested or otherwise settled on the date of such amendment (with the per-share value of an Option for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

11.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested or otherwise settled on the date of such amendment or termination (with the per-share value of an Option for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option may not be extended without the prior approval of the shareholders of the Company; and

(c) Except as otherwise provided in Article 10, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company.

ARTICLE 12

GENERAL PROVISIONS

12.1. NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

12.2. NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

12.3. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan or an Award. If Shares are permitted to be surrendered to the Company to satisfy tax obligations in excess of the minimum tax withholding obligation, such

Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for tax withholding obligations if the surrender of Shares in satisfaction of such withholding obligations would result in the Company’s recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

12.4. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

12.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

12.6. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

12.7. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

12.8. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.9. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.10. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

12.11. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

12.12. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

12.13. ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

12.14. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

12.15. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.16. FOREIGN PARTICIPANTS. In order to facilitate the granting of Awards to Eligible Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for the purposes of this Section 12.16 without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the spirit of this Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

12.17. NOTICE. Except as otherwise provided in this Plan, all notices or other communications required or permitted to be given under this Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

12.18. INUREMENT OF RIGHTS AND OBLIGATIONS. The rights and obligations under this Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

12.19. COSTS AND EXPENSES. Except as otherwise provided herein, the costs and expenses of administering this Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant.

The foregoing is hereby acknowledged as being the Torchmark Corporation 2005 Incentive Plan as adopted by the Board on             , 2005 and approved by the shareholders on             , 2005.

TORCHMARK CORPORATION

By:
Its:

Appendix C

AUDIT COMMITTEE CHARTER

I. PURPOSE AND ROLE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the integrity of GAAP financial reports and other GAAP financial information provided by Torchmark Corporation (the “Corporation”) to any governmental body, shareholders or the public; (ii) the Corporation’s systems of internal controls regarding finance and accounting that management and the Board have established; (iii) the Corporation’s auditing, accounting and financial reporting processes generally; (iv) the Corporation’s compliance with legal and regulatory requirements; (v) the independent auditors’ qualifications, independence and performance; and (vi) the performance of the Corporation’s internal audit function.

All requirements in this Charter are qualified by the understanding that the role of the Audit Committee is to act in an oversight capacity and is not intended to require a detailed review of the work performed by the independent auditors, internal auditors or financial management unless specific circumstances are brought to its attention warranting such a review.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Corporation’s expense, special legal counsel, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (2) compensation to any advisors employed by the Audit Committee and (3) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out the Committee’s duties.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

The Audit Committee will conduct annually a performance evaluation of its work as a committee.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board. All of the members of the Audit Committee must (i) be independent as that term is defined in Securities Exchange Act Rule 10A-3(b); (ii) be free of any relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation, and (iii) not be subject to any of the other restrictions on independence set forth in Section 303 A.02 of the New York Stock Exchange (“NYSE”).

All members of the Committee shall possess a basic understanding of financial statements, including Corporation’s balance sheet, income statement and cash flow statement or be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors, in its business judgment, interprets such qualification.

The members of the Committee shall be elected by the Board of Directors at the annual or at any regular meeting of the Board of Directors. The members of the Committee shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. If a Chair is not elected by the full Board or is not present at a particular meeting, the members of the Committee may designate a Chair by majority vote of the Committee membership in attendance.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet at least quarterly with management, the director of internal audit, the independent auditors, and as a Committee, in separate executive sessions, to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent auditors and financial management quarterly either in person or telephonically, to review the Corporation’s interim financial statements consistent with Section IV.4 below. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meeting and its Chair shall regularly report to the Board of Directors.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall perform the following:

Documents/Reports/Policies Review

1.	The Committee has adopted this Charter following its approval by the Board of Directors based upon the recommendation of the Committee. The Committee shall review, and reassess the adequacy of, this Charter at least annually. The Charter shall be included as an appendix to Corporation’s proxy statement for its annual meeting of stockholders at least once every three years.

2.	Review and discuss with management and the independent auditors the Corporation’s audited financial statements and quarterly financial statements, including the Corporation’s disclosures under Management’s Discussion and Analysis (“MD&A”) prior to filing or distribution. The review and discussion should encompass the results of the audit or quarterly review work, including significant issues regarding accounting principles, practices and judgments.

3.	Review with financial management and independent auditors the Company’s earnings press releases as well as discuss financial information and earnings guidance provided to analysts and rating agencies. The Chair of the Audit Committee may represent the entire Committee for purposes of their review and discussion. In connection with such review, the Audit Committee should ensure that the communications and discussions with the independent auditors contemplated by Statement of Auditing Standards No. 71 (as may be modified or amended) have been received and held.

4.	Review and discuss with management the Corporation’s policies with respect to risk assessment and risk management.

Independent Auditors

5.	Select and appoint the independent auditors, considering their qualifications, independence and effectiveness, approve the independent auditors’ compensation, determine to retain or to terminate the independent auditors, oversee the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting in accordance with applicable laws, regulations and the Corporation’s Code of Business Conduct and Ethics), and approve all audit engagement fees paid to the independent auditors and the audit terms.

6.	Emphasize that the independent auditors for the Corporation are ultimately accountable to the Audit Committee and must report directly to the Committee.

7.	Require the independent auditors to submit on a periodic basis (but at least annually) to the Audit Committee a formal written statement in accordance with Independence Standards Board Statement No. 1 (as may be modified or amended) delineating all relationships between them and the Corporation, actively engage in a dialogue with them with respect to any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take appropriate action in response to the report of the independent auditors to satisfy itself of the outside auditors’ independence.

8.	Review the performance of the independent auditors and discharge the independent auditors when circumstances warrant.

9.	Review the independent auditors’ audit plan and pre-approve all audit services annually.

10.	Review and pre-approve non-audit services provided by the independent auditors in accordance with the Audit Committee’s Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor.

11.	At least annually, obtain and review a report by the independent auditors describing: the audit firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the five preceding years, respecting one or more audits carried out by the audit firm and any steps taken to deal with such issues; and, in order to assess the auditor’s independence, all relationships between the independent auditors and the Company.

12.	Review with the independent auditors any audit problems or difficulties and management’s responses.

13.	Establish a written corporate hiring policy for present or former employees of the independent auditors.

Financial Reporting Processes

14.	In consultation with the management, the independent auditors, and the manager of the internal auditing department, consider the integrity of the Corporation’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

15.	Discuss with the Corporation’s independent auditor and management, information relating to such auditor’s judgments about the quality, not just the acceptability, of the Corporation’s accounting principles and matters identified by the auditor during its interim review. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Committee by such auditor under generally accepted auditing standards.

16.	Review with the Corporation’s independent auditor, the manager of the internal audit department and management the adequacy and effectiveness of the Corporation’s internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

17.	Prior to release of the year-end earnings, discuss the results of the audit with the independent auditors.

18.	Discuss with the independent auditors the matters contemplated by Statement of Auditing Standards No. 61 (as may be modified or amended), including, without limitation, the independent auditor’s judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in its financial reporting.

19.	Based on, among other things, the review and discussions referred to in subsections 2, 6 and 11 of this Section IV, recommend to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

20.	Review with the Corporation’s legal counsel any legal matters that could have a significant impact on the Corporation’s financial statements.

21.	Review with management and the independent auditor any correspondence from government regulators and/or agencies as well as any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Receive, review, retain and appropriately treat complaints and concerns regarding accounting, internal accounting controls or auditing matters through a written procedure which allows for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.	Prepare a report of the Committee to be included in the Company’s proxy statement for its Annual Meeting of Stockholders satisfying the requirements of the rules of the Securities and Exchange Commission as promulgated from time to time.

Internal Auditors

24.	Review the internal audit function’s performance, budgeting and staffing, including appointment or replacement of the director of internal audit and the proposed internal audit scope for the year.

25.	Receive from internal audit a summary of findings from completed audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

26.	Review significant internal audit findings and management’s response.

27.	Review periodically reports from the director of internal audit and advise the Board regarding compliance with the Corporation’s Code of Business Conduct and Ethics.

TORCHMARK CORPORATION		YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET https://www.proxyvotenow.com/tmk	OR	TELEPHONE 1-866-361-3802	OR	MAIL
• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

1-866-361-3802

☐	CALL TOLL-FREE TO VOTE

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

☒ Votes must be indicated (x) in Black or Blue ink.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

1. Election of Directors				FOR	AGAINST	ABSTAIN

FOR ALL ☐	WITHHOLD FOR ALL ☐	* EXCEPTIONS ☐	3. 2005 Non-Employee Director Incentive Plan	☐	☐	☐

Nominees: (01) Mark S. McAndrew, (02) Sam R. Perry, (03) Lamar C. Smith			4. 2005 Incentive Plan	☐	☐	☐
			5. Shareholder Proposal	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)			Mark here if you wish to discontinue receiving more than one annual report.			☐

* Exceptions _____________________________________			To change your address, please mark this box.			☐

FOR AGAINST ABSTAIN
2. Ratification of Auditors	☐ ☐ ☐		To include any comments, please mark this box.			☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

			Date Share Owner sign here		Co-Owner sign here

Dividend Reinvestment: Torchmark maintains a Dividend Reinvestment Plan for all holders of its common stock. Under the plan, shareholders may reinvest all or part of their dividends in additional shares of common stock and may also make periodic additional cash payments of up to $3,000 toward the purchase of Torchmark stock. Participation is entirely voluntary. More information on the plan can be obtained by calling 1-866-557-8699.

Direct Deposit of Dividends: Torchmark makes direct deposit of cash dividends available to its shareholders. To obtain information and materials for participation in this service, please call 1-866-557-8699.

www.torchmarkcorp.com: Torchmark’s web site, https://www.torchmarkcorp.com, contains financial information about the company, information regarding our insurance subsidiaries and corporate governance information. The Company’s Shareholder Rights Policy is also posted on the web site.

Multiple Annual Reports: Securities and Exchange Commission rules require that an annual report precede or be included with proxy materials. If you have multiple Torchmark accounts, you may be receiving more than one Torchmark annual report, which is costly to Torchmark and may be inconvenient to you. You may authorize Torchmark to discontinue mailing extra reports by marking the appropriate box on the reverse side of the proxy card for selected accounts. At least one account MUST continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements, proxy cards or dividend checks. To resume the mailing of an annual report to an account, please call 1-866-557-8699.

P R O X Y

TORCHMARK CORPORATION

Proxy/Direction Card for Annual Meeting on April 28, 2005

This Proxy/Direction is solicited by the Board of Directors of The Company.

The undersigned hereby appoints C. B. Hudson and Larry M. Hutchison, jointly and severally with full power of substitution, to vote all shares of common stock which the undersigned holds of record and is entitled to vote at the Annual Meeting of Shareholders to be held at the Westin Stonebrier Hotel, 1549 Legacy Drive, Frisco, Texas 75034 on the 28th day of April, 2005 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Savings and Investment Plan (TTP), Waddell & Reed Financial, Inc. 401-K and Savings and Investment Plan (WR 401K), Liberty National Life Insurance Company 401(k) Plan (LNL401K) and the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

(change of address/comments)
TORCHMARK CORPORATION P.O. BOX 11173 NEW YORK, N.Y. 10203-0173

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.